Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

TP Gas Holding LLC, as the Seller,

and

Inergy Midstream, LLC, as the Buyer

September 3, 2010

i

ii

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated September 3, 2010 (this “Agreement”), is made by and between TP Gas Holding LLC, a Delaware limited liability company (the “Seller”), and Inergy Midstream, LLC, a Delaware limited liability company (the “Buyer”). The Seller and the Buyer are hereinafter together referred to as the “Parties” and each individually as a “Party”.

WITNESSETH:

WHEREAS, the Seller owns all of the outstanding limited liability company interests in Tres Palacios Gas Storage LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company and its Subsidiaries are engaged in the business of storage of natural gas and activities relating thereto in the State of Texas (the “Business”) through its operation of the Tres Palacios Storage Facility (the “Storage Facility”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, on the terms and subject to the conditions of this Agreement, all of the outstanding limited liability company interests in the Company (the “LLC Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Action” shall mean a claim, action, litigation, suit, arbitration, proceeding, investigation or other legal or administrative proceeding.

“Adjustment Statement” shall have the meaning specified in Section 2.2(c)(i).

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning specified in the Preamble.

“Allocable Tax” shall have the meaning specified in Section 10.2(b).

“Benefit Plan” shall have the meaning specified in Section 4.13(a).

“Books and Records” shall have the meaning specified in Section 6.5(a).

“Business” shall have the meaning specified in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day banks in the State of Texas are authorized or required to be closed.

“Buyer” shall have the meaning specified in the Preamble.

“Buyer Damages” shall have the meaning specified in Section 9.2(a).

“Buyer Indemnitees” shall have the meaning specified in Section 9.2(a).

“Centaurus” shall mean Centaurus Energy Master Fund L.P., a Delaware limited partnership.

“Centaurus Debt” shall have the meaning specified in Section 2.2(a)(i).

“Claim” shall have the meaning specified in Section 9.4.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Capital Expenditures” shall have the meaning specified in Section 2.2(c)(i).

“Closing Date” shall have the meaning specified in Section 2.3.

“Closing Date Purchase Price” shall have the meaning specified in Section 2.1(a).

“Closing Net Working Capital” shall have the meaning specified in Section 2.2(c)(i).

“COBRA” shall have the meaning specified in Section 4.13(h).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the Recitals.

“Confidentiality Agreement” shall have the meaning specified in Section 6.2.

“Control” and its derivative expressions shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“De Minimis Buyer Losses” shall have the meaning specified in Section 9.2(b)(i).

“De Minimis Seller Losses” shall have the meaning specified in Section 9.3(b)(i).

“Disclosed Contracts” shall have the meaning specified in Section 4.7(a).

“Enforceability Limitations” shall have the meaning specified in Section 3.2.

“Environment” shall have the meaning specified in Section 4.14.

“Environmental Law” shall have the meaning specified in Section 4.14.

“Environmental Permits” shall have the meaning specified in Section 4.14.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means the Seller, the Company or any of its Subsidiaries and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Capital Expenditures” shall have the meaning specified in Section 2.2(a)(i).

“Estimated Net Working Capital” shall have the meaning specified in Section 2.2(a)(i).

“FERC” shall mean the United States Federal Energy Regulatory Commission.

“Final Adjustment Statement” shall have the meaning specified in Section 2.2(c)(iii).

“Final Capital Expenditures” shall have the meaning specified in Section 2.2(c)(iii).

“Final Net Working Capital” shall have the meaning specified in Section 2.2(c)(iii).

“Financial Statements” shall have the meaning specified in Section 4.4.

“Firm Storage Service Agreement” shall mean an agreement pursuant to which the Company or any of its Subsidiaries provides firm gas storage services pursuant to its tariff on file.

“GAAP” shall mean United States generally accepted accounting principles as of the date of this Agreement applied by the Company on a consistent basis during the periods involved.

“Governmental Entity” shall mean any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, whether federal, state, local, domestic or foreign or any arbitrator.

“Hart-Scott Act” shall have the meaning specified in Section 3.4.

“Hazardous Substance” shall have the meaning specified in Section 4.14.

“Indebtedness” shall mean any of the following: (i) any indebtedness for borrowed money (including any capital lease; it being agreed by the Parties for clarity that for this purpose the cavern lease associated with Texas Brine Company LLC shall not in any way be deemed a capital lease); (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (iv) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, other than letters of credit or similar facilities that are cash collateralized; (v) all interest, fees, prepayment penalties, yield maintenance premiums and similar payments payable upon extinguishment of any of the foregoing; and (vi) any guaranty of any of the foregoing.

“Indebtedness Payoff Amount” shall have the meaning specified in Section 2.2(a)(i).

“Inergy Information” shall have the meaning specified in Section 6.2(c).

“Inergy Securities Filings” shall have the meaning specified in Section 4.22.

“Initial Purchase Price” shall have the meaning specified in Section 2.1(a).

“Interest Rate” shall mean 6% per annum.

“Interruptible Storage Service Agreement” shall mean an agreement pursuant to which the Company or any of its Subsidiaries provides interruptible gas storage services pursuant to its tariff on file.

“Knowledge” shall mean the actual knowledge of (x) as to the Seller, any of the Persons listed in Schedule 1.1 of the Seller Disclosure Letter as having “Knowledge” of the Seller and (y) as to the Buyer, Bill Moler, Will Moore, Andy Atterbury, Brian Melton and Kent Blackford, in each case without any personal or individual liability therefor in any circumstance.

“Law” shall mean any statute, law, ordinance, rule or regulation.

“Lease Agreements” shall have the meaning specified in Section 4.6(b).

“Leased Real Property” shall have the meaning specified in Section 4.6(b).

“Lien” shall mean, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LLC Interests” shall have the meaning specified in the Recitals.

“Material Adverse Effect” shall mean, with respect to a Person, a material adverse effect on the assets, business, properties, financial condition or results of operations of such Person and such Person’s Subsidiaries, taken as a whole, excluding any effect attributable to or resulting from: (i) any adverse change or effect attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders or other decreases in customer demand, any reduction in revenues, any disruption in supplier, distributor, customer or similar relationships, work stoppages, any loss or threatened loss of employees and other employee disruptions); (ii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of

Law; (iii) the bankruptcy, insolvency or other financial distress of any customers of the Company; (iv) changes or developments in financial, securities or commodities markets or the economy in general, any outbreak, continuation or escalation of hostilities or the declaration by the United States of a national emergency or war, any acts of terrorism, any other calamity or crisis or geopolitical event, or effects of weather or meteorological events; (v) any change in conditions in the United States or Texas natural gas storage business generally, including any changes in market prices for commodities, goods or services within such business; (vi) any change in GAAP or in its interpretation; and (vii) any actions taken at the Buyer’s request or contemplated by this Agreement; provided, however, that the exceptions provided in clauses (ii), (iii) and (iv) shall only apply so long as and to the extent that the effect does not affect the Person in a materially disproportionate manner when compared to the effect on other Persons in the industry in which the Person and its Subsidiaries operate. The burden of proof regarding the applicability of the foregoing exceptions shall be on the Person asserting the exception.

“Most Recent Balance Sheet” shall have the meaning specified in Section 4.4.

“Multiemployer Plan” shall have the meaning specified in Section 4.13(d)(i).

“Net Working Capital” shall have the meaning specified in Section 2.2(b).

“Neutral Auditor” shall mean Deloitte LLP.

“NGS” shall mean NGS Energy, LP, a Delaware limited partnership.

“OBA” shall mean those contracts listed in Schedule 4.7 of the Seller Disclosure Letter under the heading “OBA Agreements”.

“Order” shall mean any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent binding and finally determined by a Governmental Entity.

“Owned Real Property” shall have the meaning specified in Section 4.6(a).

“Party” shall have the meaning specified in the Preamble.

“Payoff Letter” shall have the meaning specified in Section 2.2(a)(i).

“Permit” shall mean any license, registration, permit, order, approval or any other authorization of or from any Governmental Entity.

“Permitted Liens” shall mean: (i) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, being contested in good faith by appropriate proceedings or not delinquent (and, in each case, are fully reflected in the Final Adjustment Statement); (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business, but only to the extent the underlying obligations are not past due or are being contested in good faith (and, in each case, are fully reflected in the Final Adjustment Statement); (iii) personal property liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) Liens, easements, licenses, covenants, rights-of-way and other conditions and restrictions (A) recorded in the applicable real property records of Matagorda and Wharton Counties, Texas, (B) that may reasonably be shown or identified by survey or physical inspection (whether or not made) of the Owned Real Property and (C) set forth in applicable zoning, building and other similar regulations, so long as no such matter, individually or in the aggregate, identified in clauses (A), (B) or (C) prevents or materially hinders or interferes with the use or occupancy of such property substantially as currently used or occupied for the purposes of the Business; (v) Liens, if any, created or existing pursuant to the Disclosed Contracts; and (vi) such other non-real estate defects, burdens, encumbrances, imperfections or irregularities of title, if any, as are not material in character, amount or extent and do not materially impair the conduct of normal operations of the Business as currently conducted.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Policies” shall have the meaning specified in Section 4.15.

“Pre-Closing Period” shall have the meaning specified in Section 10.1(a).

“Release” shall have the meaning specified in Section 4.14.

“Remedial Action” shall have the meaning specified in Section 4.14.

“Resolution Period” shall have the meaning specified in Section 2.2(c)(iii).

“Securities Act” shall have the meaning specified in Section 5.6.

“Seller” shall have the meaning specified in the Preamble.

“Seller Damages” shall have the meaning specified in Section 9.3(a).

“Seller Disclosure Letter” shall have the meaning specified in Article III.

“Seller Indemnitees” shall have the meaning specified in Section 9.3(a).

“Seller Trademarks and Logos” shall have the meaning specified in Section 2.7.

“Storage Facility” shall have the meaning specified in the Recitals.

“Straddle Period” shall have the meaning specified in Section 10.1(a).

“Subsidiary” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, 50% or more of the stock or other equity or membership interests the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of such entity or otherwise has the power to elect a majority of the board of directors or similar governing body or the power to Control such entity.

“Survival Period” shall have the meaning specified in Section 9.1.

“Tax Claim” shall have the meaning specified in Section 10.3(a).

“Tax Returns” shall have the meaning specified in Section 4.12(a).

“Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, franchise, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” shall mean any Governmental Entity serving as a Tax authority.

“Title IV Plan” shall have the meaning specified in Section 4.13(d)(i).

“Threshold Amount” shall have the meaning specified in Section 9.2(b)(i).

“Transfer Taxes” shall have the meaning specified in Section 10.5.

“Westport” shall have the meaning specified in Section 4.13(a).

“Working Capital Methodology” shall have the meaning specified in Section 2.2(b).

Section 1.2 Interpretation. When reference is made in this Agreement to an Article or to a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, (i) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (iv) the term “made available” means that the Seller has placed the relevant item in the electronic data room set up by the Seller for purposes of the transactions contemplated by this Agreement and given access to the Buyer and Stinson Morrison Hecker LLP, as the Buyer’s legal counsel, of a copy of the relevant item prior to the date of this Agreement and (v) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1 Purchase Price.

(a) Amount of Purchase Price. The purchase price for the LLC Interests shall be $725,000,000.00 (the “Initial Purchase Price”). The Initial Purchase Price shall be adjusted pursuant to Section 2.2(a) (as so adjusted, the “Closing Date Purchase Price”) and shall be further adjusted pursuant to Section 2.2(c).

(b) Payment of Closing Date Purchase Price. At the Closing, the Buyer shall pay to the Seller an amount equal to the Closing Date Purchase Price minus the Indebtedness Payoff Amount, such payment to be made by wire transfer of immediately available funds, in United States Dollars, to such bank account as shall be designated by the Seller in writing at least one Business Day prior to the Closing.

Section 2.2 Purchase Price Adjustments.

(a) Closing Date Purchase Price Adjustment and Related Procedures.

(i) Not more than 10 Business Days nor less than two Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate setting forth the Seller’s good faith estimate, as of the then anticipated date of Closing, of (A) Net Working Capital and the components thereof (the “Estimated Net Working Capital”) and (B) the capital expenditures capitalized under GAAP and incurred by the Company and its Subsidiaries during the period from and including September 1, 2010 up to the Closing Date in accordance with and in an aggregate amount not exceeding the aggregate of the capital expenditure amounts set forth in Schedule 6.1 of the Seller Disclosure Letter (the “Estimated Capital Expenditures”). If the Estimated Net Working Capital is less than $0.00, then the Initial Purchase Price shall be decreased by the amount of such deficiency; if the Estimated Net Working Capital is greater than $0.00, then the Initial Purchase Price shall be increased by the amount of such excess. The Initial Purchase Price shall also be increased by the amount of the Estimated Capital Expenditures. The Seller shall also deliver to the Buyer, simultaneously with such certificate, a payoff letter executed by Centaurus Energy Management, LP (the “Payoff Letter”), which letter shall contain the payoff amounts, including principal, accrued but unpaid interest, fees, prepayment costs or penalties, make-whole premiums or similar costs (including a per diem amount or calculation through the Closing Date) of the Indebtedness represented by each of the demand promissory note dated January 1, 2010 made by the Company in favor of Centaurus, as payee, and the loan to the Company under the term credit facility dated October 29, 2008 between the Company, as borrower, and Centaurus, as agent and initial lender (collectively, the “Centaurus Debt”). The aggregate amount necessary to repay all the Centaurus Debt as of the Closing Date is referred to herein as the “Indebtedness Payoff Amount”.

(ii) The Buyer agrees that the Seller shall have the right, prior to the Closing Date, to cause the Company to distribute cash to the Seller, by one or more dividends or other distributions.

(iii) At the Closing, the Buyer shall pay, or cause to be paid on behalf of the Company, to Centaurus an aggregate dollar amount equal to the Indebtedness Payoff Amount, such payment to be made by the Buyer by wire transfer of immediately available funds to the account designated by Centaurus Energy Management, LP or as otherwise instructed by Centaurus Energy Management, LP in the Payoff Letter.

(b) Adjustment Methodology. As used in this Agreement, “Net Working Capital” means the current assets (as customarily referred to under GAAP, except to the extent adjusted pursuant to Schedule 2.2(b) of the Seller Disclosure Letter) of the Company and its Subsidiaries, on a consolidated basis, minus the current liabilities (as customarily referred to under GAAP (except to the extent adjusted pursuant to Schedule 2.2(b) of the Seller Disclosure Letter), but for the avoidance of doubt specifically excludes any letters of credit that are cash collateralized) of the Company and its Subsidiaries, on a consolidated basis, and minus all Indebtedness (other than Indebtedness that is included in current liabilities) of the Company and its Subsidiaries, consistent with and subject in each case to the Working Capital Methodology; provided, however, that Net Working Capital shall not include any portion of the Centaurus Debt but shall include the aggregate value of all cash collateral (and any interest thereon) that has been posted by any Affiliates of the Company with respect to the letters of credit of the Company and any of its Subsidiaries, and following Closing the Company shall retain such cash collateral without obligation to return such cash to such Affiliates. For the avoidance of doubt, the Parties agree that Schedule 2.2(b) of the Seller Disclosure Letter sets forth the calculation of the Net Working Capital as of June 30, 2010. The Net Working Capital as of the Closing Date shall be prepared using the same methodology, assumptions, adjustments, estimates and accounting policies and principles that were used to calculate the Net Working Capital as of June 30, 2010 (collectively, the “Working Capital Methodology”). All determinations of the Net Working Capital shall be made disregarding the effect of any accounting or tax elections or adjustments made at or subsequent to the Closing.

(c) Final Purchase Price Adjustment and Procedures.

(i) Within 30 days after the Closing Date, the Seller shall prepare and deliver to the Buyer a schedule of components of Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) and the capital expenditures capitalized under GAAP and incurred by the Company and its Subsidiaries during the period from and including September 1, 2010 until the Closing in accordance with and in an aggregate amount not exceeding the aggregate of the capital expenditure amounts set forth in Schedule 6.1 of the Seller Disclosure Letter (the “Closing Capital Expenditures”), as well as a statement (the “Adjustment Statement”) reflecting the calculation of any adjustment to the Closing Date Purchase Price under Section 2.2(c)(iv). The Buyer shall provide the Seller and its independent accountant and financial advisor, at no expense to the Seller, with all reasonable access during normal business hours to the working papers, accounting and other books and records of the Business and the appropriate personnel of the Business to the extent required to complete its preparation of the Adjustment Statement.

(ii) After receipt of the Adjustment Statement, the Buyer shall have 60 days to review the Adjustment Statement. On or prior to the 60th day after receipt of the Adjustment Statement, the Buyer shall deliver written notice to the Seller specifying in detail any disputed items and the basis therefor. Any such notice shall include only objections based on (A) errors of fact underlying the determination of Closing Net Working Capital and Closing Capital Expenditures, (B) mathematical errors in the computation of Closing Net Working Capital and Closing Capital Expenditures and (C) Closing Net Working Capital and Closing Capital Expenditures not having been determined in accordance with this Agreement. If the Buyer fails so to notify the Seller of any such disputes on or prior to the 60th day after receipt of the Adjustment Statement, all calculations of Closing Net Working Capital and Closing Capital Expenditures set forth on the Adjustment Statement shall be deemed accepted by the Buyer and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.

(iii) If the Buyer so notifies the Seller of any disputed items on the Adjustment Statement in accordance with the above provisions, the Seller and the Buyer shall, over the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. If at the conclusion of the Resolution Period, the Seller and the Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by the Seller and the Buyer to the Neutral Auditor. All costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense. The Seller and the Buyer shall promptly (and not later than 15 days) execute, if requested by the Neutral Auditor, a reasonable and customary engagement letter. The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. The Neutral Auditor’s determination shall be based solely on presentations of the Buyer and the Seller (which presentations do not have to be shared by a Party with the other Party) and not on the Neutral Auditor’s independent review. The Neutral Auditor shall affirm in all respects the presentation of only one Party with respect to each dispute presented, and reject in all respects the presentation of the other Party with respect to such dispute presented. The Parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than 45 days after its engagement. Such decision shall be set forth in a written statement delivered to the Seller and the Buyer and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. The fees, costs and expenses of the Neutral Auditor shall be paid by the Party whose overall position was least persuasive, as determined by the Neutral Auditor in its sole discretion. The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement agreed to (or deemed agreed to) by the Seller and the Buyer in accordance with Section 2.2(c)(ii) or this Section 2.2(c)(iii), or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(c)(iii), in each case setting forth the final determination of the Closing Net Working Capital (the “Final Net Working Capital”) and the Closing Capital Expenditures (the “Final Capital Expenditures”).

(iv) If the Final Net Working Capital is greater than the Estimated Net Working Capital, the Buyer shall pay to the Seller an amount equal to such excess, and if the Final Net Working Capital is less than the Estimated Net Working Capital, the Seller shall pay to the Buyer an amount equal to such deficiency. If the Final Capital Expenditures is greater than the Estimated Capital Expenditures, the Buyer shall pay to the Seller an amount equal to such excess, and if the Final Capital Expenditures is less than the Estimated Capital Expenditures, the Seller shall pay to the Buyer an amount equal to such deficiency. Amounts owing by the Parties pursuant to the foregoing shall be aggregated or netted, as applicable, so that only one such payment shall be made. Any payments required pursuant to this Section 2.2(c)(iv) shall be made by wire transfer of immediately available funds to the account designated by the Seller or the Buyer, as the case may be, in United States Dollars, within five Business Days after the establishment of the Final Adjustment Statement. Payments due shall be paid to the applicable Party together with interest at the Interest Rate from and including the Closing Date to but excluding the date of payment.

Section 2.3 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP in Houston, Texas, at 9:00 a.m., Houston, Texas time, as soon as practicable after, and in any event no later than the tenth day after (or if such tenth day is not a Business Day, then on the next succeeding Business Day), all of the conditions to the Closing set forth in Article VII are satisfied or waived (other than those conditions that by their nature will be satisfied at the Closing), or such other date, time and place as shall be agreed upon by the Seller and the Buyer (the actual date of the Closing being the “Closing Date”). The Closing shall be effective as of 9:00 a.m., Houston time, on the Closing Date.

Section 2.4 Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Seller (or, solely with respect to Section 2.4(d), Centaurus):

(a) a certificate confirming the organization and good standing of the Buyer from the Secretary of State of the State of Delaware, dated within 10 Business Days of the Closing Date;

(b) a certificate from the Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(c) an amount equal to the Closing Date Purchase Price, as provided in Section 2.1(b);

(d) the Indebtedness Payoff Amount as provided in Section 2.2(a)(iii);

(e) Internal Revenue Service Form 8594 pursuant to Section 10.6;

(f) a legal opinion from Laura Ozenberger, the General Counsel of the Buyer, in form and substance reasonably acceptable to the Seller and covering the following opinion points: existence; qualification to transact business; power and authority; execution and delivery; and no violation of organizational documents; and

(g) such other agreements, documents and instruments as are required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

Section 2.5 Deliveries of the Seller. At the Closing, the Seller shall deliver to the Buyer:

(a) certificates from the Secretary of State of the State of Delaware dated within 10 Business Days of the Closing Date confirming the formation and good standing of each of the Seller and the Company and each of the Company’s Subsidiaries;

(b) a certificate from the Secretary of State of the State of Texas dated within 10 Business Days of the Closing Date confirming the qualification of the Company as a foreign entity;

(c) a certificate from the Comptroller of the State of Texas dated within 10 Business Days of the Closing Date as to the good standing of the Company in the State of Texas effective through the Closing Date;

(d) the certificate of interest representing the LLC Interests, along with a duly executed instrument of transfer, transferring the LLC Interests to the Buyer;

(e) a receipt acknowledging receipt of funds pursuant to Section 2.1(b);

(f) a receipt of Centaurus acknowledging receipt of funds pursuant to Section 2.2(a)(iii), along with releases of all Liens in favor of Centaurus under the documents governing the Centaurus Debt, and the return of all collateral associated with such Liens held by or on behalf of Centaurus under the Centaurus Debt;

(g) a certificate from, or on behalf of, the Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(h) resignations or terminations, effective as of the Closing Date, of all of the officers, directors and managers of the Company and each of its Subsidiaries;

(i) a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury regulations;

(j) an updated listing of gas in place as contemplated by Section 6.13;

(k) the consents of Rothstein, Kass & Company, P.C. and Ernst & Young LLP (each in form and substance reasonably acceptable to the Buyer) to include the reports of Rothstein, Kass & Company, P.C. and Ernst & Young LLP, respectively, with respect to the Financial Statements in the Inergy Securities Filings;

(l) a legal opinion from Andrews Kurth LLP in form and substance reasonably acceptable to the Buyer and covering the following opinion points: existence; qualification to transact business; power and authority; execution and delivery; and no violation of organizational documents; and

(m) such other agreements, documents and instruments as are required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

Section 2.6 Books and Records. At or as soon as practicable after the Closing, the Seller shall deliver to the Buyer all books and records of the Company (including books of account, payroll records and the like), other than any documents, bids and correspondence that relate to the marketing or potential sale of the Company or any of its Subsidiaries. The Seller may retain copies of any books and records delivered to the Buyer, including books and records of the Company relating to Taxes, including Tax Returns.

Section 2.7 Intellectual Property. It is expressly agreed that the Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name “NGS Energy” or any derivative thereof, the name “Westport Energy” or any derivative thereof, or any trade names, trademarks, identifying logos or service marks related thereto (including the four-leaf circular logo or any derivative thereof) or employing the word “NGS” or “Westport” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks, logos or service marks (collectively, the “Seller Trademarks and Logos”), and any right, title or interest that the Company or its Subsidiaries may have in the Seller Trademarks and Logos shall terminate as of the Closing. Neither the Buyer nor any of its Affiliates shall make any use of the Seller Trademarks and Logos from and after the Closing, including through the use of stationery or letterhead. The Buyer shall, at its own cost and within 30 days after the Closing Date, remove, or cause to be removed, from the properties and assets of the Company and its Subsidiaries any and all of the Seller Trademarks and Logos.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

Except as set forth in a letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer as follows:

Section 3.1 Due Organization and Power of the Seller. The Seller, NGS and Centaurus (i) are a limited liability company, a limited partnership and a limited partnership, respectively, duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) have all requisite limited liability company power and limited partnership power, as appropriate, and authority to own, lease and operate their properties and assets and to carry on their business substantially as now being conducted and (iii) are duly qualified and in good standing to do business in each jurisdiction in which the nature of their business or the ownership, operation or leasing of their properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not adversely affect the ability of the Seller, NGS or Centaurus to consummate the transactions contemplated by this Agreement.

Section 3.2 Authorization and Validity of Agreement. The Seller, NGS and Centaurus have the limited liability company power and limited partnership power, as appropriate, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action and limited partnership action on the part of the Seller, NGS and Centaurus, as appropriate. This Agreement has been duly executed and delivered by the Seller, NGS and Centaurus and, assuming this

Agreement has been duly executed and delivered by the Buyer and Inergy, L.P., constitutes a valid and legally binding obligation of the Seller, NGS and Centaurus (as to NGS and Centaurus, solely with respect to Section 11.13), enforceable against the Seller, NGS and Centaurus in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) such enforcement, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.3 LLC Interests. The Seller owns all of the LLC Interests free and clear of all Liens (other than Liens related to the Centaurus Debt, which Liens will be terminated on the Closing Date upon payment in full of the Indebtedness Payoff Amount pursuant to Section 2.2(a)), other than restrictions on transfer that may be imposed by federal or state securities Laws. NGS owns all of the limited liability company interests of the Seller free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities Laws. Centaurus is a limited partner of NGS and owns such interests free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities Laws. All of the LLC Interests are validly issued in accordance with the limited liability company agreement of the Company and the Limited Liability Company Act of the State of Delaware and are fully paid (to the extent required under such limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of such Act). Except for the LLC Interests owned by the Seller, there are not, and at the Closing there will not be, any limited liability company interests or other equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its limited liability company interests or other equity interests. There are no outstanding options, warrants or other rights relating to the sale or voting of the LLC Interests that have been issued, granted or entered into by the Seller or otherwise affect the LLC Interests.

Section 3.4 Consents and Approvals. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott Act”), neither the execution and delivery of this Agreement by the Seller, NGS or Centaurus nor the consummation by the Seller, NGS or Centaurus of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation or limited liability company agreement of the Seller or of the certificate of formation or limited partnership agreement of NGS or Centaurus, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration, or any buy-out right or any right of first offer or refusal) under, or require any consent, notice or approval under, or give rise to any Lien upon the LLC Interests or any of the assets or properties of the Company or any of its Subsidiaries under, any indenture, license, contract, agreement or other instrument or obligation to which the Seller, NGS or Centaurus is a party or by which it or any of its properties or assets are bound, (c) violate any Law or Order that is currently in effect and applicable to the Seller, NGS, Centaurus or any of their respective properties or assets or (d) require any filing with, or the obtaining of any Permit of, any Governmental Entity by the Seller, NGS or Centaurus, except in the case of clauses (b), (c) and (d) of this Section 3.4 for any such violations, breaches, defaults, rights, requirements,

Liens, filings and Permits that would not reasonably be expected to have a Material Adverse Effect on the Company or would not adversely affect the ability of the Seller, NGS or Centaurus to consummate the transactions contemplated by this Agreement, or that become applicable as a result of the business or activities in which the Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.

Section 3.5 Litigation. There are no (a) Orders against the Seller, NGS or Centaurus or (b) Actions pending, or to the Knowledge of the Seller, NGS or Centaurus, threatened against the Seller, NGS or Centaurus, in either of the foregoing clauses (a) or (b), that seek (i) to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) prevent the Seller, NGS or Centaurus from performing in all material respects its obligations under this Agreement.

Section 3.6 Finders; Brokers. None of the Seller, the Company or any of the Company’s Subsidiaries has engaged any investment banker, broker or finder in connection with this Agreement or the transactions contemplated by this Agreement the fees of which will be paid or payable after the Closing by the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Seller Disclosure Letter, the Seller represents and warrants to the Buyer as follows:

Section 4.1 Due Organization; Power.

(a) The Company (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on the Business substantially as now being conducted and (iii) registered to do business in the State of Texas upon the date it was required to do so as a result of conducting business in the State of Texas (and thereafter remained so registered), and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership, operation or leasing of its properties makes such qualification necessary (a complete and accurate list of which is included on Schedule 4.1(a) of the Seller Disclosure Letter), except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the certificate of formation and limited liability company agreement for the Company have been made available to the Buyer.

(b) Each Subsidiary of the Company (i) is a duly formed and validly existing corporation, partnership, limited liability company or other entity in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or entity power and authority to own, lease and operate its properties and assets and to carry on its business substantially as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary (a complete and accurate list of which is included on Schedule 4.1(b) of the Seller Disclosure Letter), except where the failure to be so organized, existing and in good standing to have such power or authority or to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.2 Subsidiaries. Schedule 4.2 of the Seller Disclosure Letter contains a complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of its incorporation or organization, the authorized and outstanding stock, partnership or membership interest or other equity interest of such Subsidiary and the owner(s) of record of such stock, partnership or membership interest or other equity interest. All such stock, partnership or membership interest or other equity interests owned by the Company or a Subsidiary of the Company are duly authorized, validly issued (in accordance with the applicable organizational documents of the issuer thereof), fully paid (to the extent required under such organizational documents) and nonassessable (except as such nonassessability may be affected by applicable Law, such as Section 18-607 of the Limited Liability Company Act of the State of Delaware), and all such stock, partnership or membership interest or other equity interests represented as being owned by the Company or any of its Subsidiaries are owned free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities Laws. Except for the stock, partnership or membership interest and other equity interests set forth on Schedule 4.2 of the Seller Disclosure Letter, there are not, and at the Closing there will not be, any stock, partnership, membership or other equity interests in any Subsidiary of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the listed Subsidiary of the Company to issue, transfer or sell any of its stock, partnership or membership interest or other equity interests. The Company does not directly or indirectly own any equity interests in any Person that is not a Subsidiary of the Company.

Section 4.3 Consents and Approvals. Except for applicable requirements of the Hart-Scott Act, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation or limited liability company agreement of the Company or the corresponding organizational documents of any of the Company’s Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration, or any buy-out right or any right of first offer or refusal) under, or require any consent, notice or approval under, or give rise to any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ properties or assets are bound, (c) violate any Law or Order that is currently in effect and applicable to the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ properties or assets or (d) require any filing with, or the obtaining of any Permit of, any Governmental Entity by the Company or any of its Subsidiaries, except in the case of clauses (b), (c) and (d) of this Section 4.3 for any such violations, breaches, defaults, rights, requirements, Liens, filings and Permits that would not reasonably be expected to have a Material Adverse Effect on the Company or that become applicable as a result of the business or activities in which the Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.

Section 4.4 Financial Statements. Schedule 4.4 of the Seller Disclosure Letter contains a copy of the (i) audited financial statements of the Company and its Subsidiaries on a consolidated basis as of, and for the years ended, December 31, 2007, December 31, 2008 and December 31, 2009, and (ii) the unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis as of June 30, 2010 (the “Most Recent Balance Sheet”), and the related consolidated statement of income, statement of cash flows and statement of member’s equity for the six-month period then ended (clauses (i) and (ii) collectively, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the consolidated financial position and the consolidated results of the operations of the Company and its Subsidiaries, as of the dates and for the respective periods indicated. The Financial Statements have been prepared in accordance with GAAP in all material respects on a consistent basis throughout the periods involved and consistent with the books and records of the Company and its Subsidiaries, except as otherwise disclosed in the Financial Statements and, with respect to the unaudited financial statements, subject to normal year-end adjustments and the absence of notes.

Section 4.5 Absence of Changes. Except as otherwise contemplated by this Agreement, since December 31, 2009, (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice, (b) there has been no change, event or loss affecting the Business that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, (c) other than in the ordinary course consistent with past practice, there has not been any increase or decrease in the compensation payable to or to become payable by the Company or any of its Subsidiaries to any of their officers, directors, managers, employees or agents, or change in any Benefit Plan or any commission or bonus paid to any of such officers, directors, managers, employees or agents or (d) other than in the ordinary course consistent with past practice, there has not been any cancellation, modification or settlement for less than the full amount thereof of any material debt or material claim by or owing to the Company or any of its Subsidiaries.

Section 4.6 Property.

(a) Schedule 4.6(a) of the Seller Disclosure Letter sets forth as of the date of this Agreement a list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or its Subsidiaries has good and indefeasible title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. None of the Seller, the Company or the Company’s Subsidiaries has received any written notice that either the whole or any portion of any Owned Real Property is to be condemned, requisitioned or otherwise taken by any Governmental Entity.

(b) Schedule 4.6(b) of the Seller Disclosure Letter sets forth as of the date of this Agreement a list of all real property leased by the Company or any of its Subsidiaries as lessee (the “Leased Real Property”). A complete copy of each lease by which the Company or any of its Subsidiaries leases Leased Real Property has been made available to the Buyer (the “Lease Agreements”). Each Lease Agreement is a valid, binding and enforceable obligation of the parties thereto, subject to the Enforceability Limitations, and is in full force and effect according to its terms, except where such failure would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Company’s

Subsidiaries is in default or breach under any Lease Agreement and, to the Knowledge of the Seller, no other party thereto is in default or breach under any Lease Agreement, except in each case for such defaults or breaches that would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) An accurate and complete list of all tangible personal property of the Company and its Subsidiaries as maintained in the Company’s accounting records with a book value per item in excess of $10,000 is included on Schedule 4.6(c) of the Seller Disclosure Letter and an accurate and complete list of all leases of tangible personal property of the Company or its Subsidiaries under which the Company or any of its Subsidiaries is a lessee or lessor involving any personal property as maintained in the Company’s accounting records with a book value per item in excess of $10,000 is included on Schedule 4.6(c) of the Seller Disclosure Letter (true and complete copies of which have previously been made available to the Buyer). Each of the Company and its Subsidiaries has good title, free and clear of all Liens except for Permitted Liens, to all material personal property that it purports to own, including all personal property reflected as owned on the Most Recent Balance Sheet (other than personal property sold, disposed of or replaced in the ordinary course of business since the date thereof). Each lease by which the Company or any of its Subsidiaries purports to lease personal property is a valid, binding and enforceable obligation of the parties thereto, subject to the Enforceability Limitations, and is in full force and effect according to its terms, except where such failure would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Company’s Subsidiaries is in default or breach under any such lease and, to the Knowledge of the Seller, no other party thereto is in default or breach under any such lease, except in each case for such defaults or breaches that would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(1) the Company and its Subsidiaries have valid and enforceable (subject to the Enforceability Limitations) leaseholds, rights-of-way, easements, mineral rights or other property use agreements with respect to, and which grant the Company and its Subsidiaries all interest in, all real property necessary for the operation of the Business as currently conducted, subject only to the Permitted Liens; and

(2) Schedule 4.6(d) of the Seller Disclosure Letter contains a correct and complete list of all material agreements of the Company and its Subsidiaries with respect to all real property surface, sub-surface, mineral rights, leaseholds, rights-of-way, easements or other property use agreements, together with all, if any, modifications and amendments thereto, relating to the operation of the Business as currently conducted.

(e) To the Knowledge of the Seller, all of the real property (including subsurface storage areas) and the improvements located thereon owned or leased by the Company and its Subsidiaries do not encroach upon any easements, rights-of-way, or the property of others, subject to Permitted Liens, and, to the Knowledge of the Seller, there are no encroachments onto the real property owned or leased by the Company and its Subsidiaries from the property of others, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all of the assets of the Company or its Subsidiaries used in, constituting a part of, or otherwise related to, the Business as currently conducted are in the possession and control of the Company or its Subsidiaries, as applicable.

(g) At the Closing, the Company will own, free and clear of all Liens, at least 6.7 Bcf of base gas imported from a foreign source in the Storage Facility, all of which while owned by the Company has not been, and as of the Closing will not be, subject to any ad valorem Taxes under any state, county or local Laws because of its location in a Foreign Trade Zone.

(h) The cavern commonly referred to as “Cavern 3” has passed a mechanical integrity test that has been accepted by the Texas Railroad Commission, is permitted by the required Governmental Entities and is in operation as of the date of this Agreement.

(i) The accounts receivable of the Company and its Subsidiaries as shown on their books and records have arisen in the ordinary course, represent valid obligations owed to the Company and its Subsidiaries and are recorded as accounts receivable on the books of the Company and its Subsidiaries in accordance with GAAP.

(j) At the Closing, the Company will own, free and clear of all Liens, at least 16.15 Bcf of base gas (inclusive of the foreign base gas referred to in Section 4.6(g)).

Section 4.7 Contracts.

(a) Except as entered into after the date hereof in accordance with the provisions of Section 6.1, there are no outstanding commitments, contracts and agreements to which the Company or any of its Subsidiaries is a party or by which it is bound: (i) that involve commitments by the Company or any of its Subsidiaries for terms of 12 months or longer that involve annualized payments of more than $100,000; (ii) that involve payment of more than $200,000 in the aggregate; (iii) that are not terminable by their terms, without penalty, on 30 days or less notice and involve annualized payments of more than $100,000; (iv) whereby the Company or any of its Subsidiaries provides firm or interruptible storage services or firm “park and loan” services; (v) whereby the Company or any of its Subsidiaries lease any base gas; (vi) that limit or restrict the Company or any of its Subsidiaries from (A) engaging in any business in any jurisdiction, (B) freely setting prices for products, services or technologies (including most favored customer pricing provisions) or (C) soliciting potential employees, consultants, contractors or other suppliers or customers; (vii) under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (including any letters of credit or similar facilities that are cash collateralized), (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such Indebtedness, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person (excluding trade receivables in the ordinary course of business) or (C) any indemnity, any guaranty of performance or any agreement to provide credit support or otherwise make capital contributions, loans or advances; (viii) that require the purchase or sale of any business, corporation, partnership, joint venture or other business organization; (ix) that involve hedges, swaps, fixed priced commitments or other derivatives that would be an obligation of the Company or any of its Subsidiaries after the Closing; (x) for the employment of any individual (other than ordinary course arrangements for “at-will” employment); (xi) that are or should be listed on Schedule 4.16 of the Seller Disclosure Letter; or (xii) that are otherwise material to the Business as of the date of this Agreement. The commitments, contracts and agreements identified in Schedule 4.7 of the Seller Disclosure Letter are hereafter referred to as the “Disclosed Contracts”.

(b) Each Disclosed Contract is a valid, binding and enforceable obligation of the parties thereto, subject to the Enforceability Limitations, and is in full force and effect according to its terms, except where such failure would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default or breach under any Disclosed Contract and, to the Knowledge of the Seller, no other party thereto is in default or breach under any Disclosed Contract, except in each case for such defaults or breaches that would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as described in Schedule 4.16 of the Seller Disclosure Letter, after the Closing, no Affiliate of the Seller will have any rights with respect to the use, operation or maintenance of the Business or the Storage Facility.

Section 4.8 No Undisclosed Liabilities. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability or obligation that would be required to be reflected in, reserved against or otherwise described on a balance sheet of the Company and its Subsidiaries on a consolidated basis or in the notes thereto in accordance with GAAP, except: (x) those set forth or reflected in the Financial Statements; (y) those arising under agreements or other commitments described or identified in the Schedules in the Seller Disclosure Letter; or (z) those incurred since the Most Recent Balance Sheet in the ordinary course of business.

Section 4.9 Litigation. There are no Orders against the Company or any of its Subsidiaries and there are no Actions before any Governmental Entity that are pending or, to the Knowledge of the Seller, threatened in law or in equity against the Company or any of its Subsidiaries that, if determined or resolved adversely, would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.10 Permits; Compliance with Laws. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have all Permits issuable by Governmental Entities and required thereby for the operation of the Business as presently conducted, (ii) all such Permits are in full force and effect and no Action is pending, nor to the Knowledge of the Seller threatened, to suspend, revoke or terminate any such Permit or to declare any such Permit invalid, (iii) the Company and its Subsidiaries have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits and (iv) the Company and its Subsidiaries are in compliance with all of the Laws and Orders applicable to its existence, operations and business. Schedule 4.10 of the

Seller Disclosure Letter lists all material Permits held as of the date of this Agreement by the Company or any of its Subsidiaries. None of the Seller, the Company or any of the Company’s Subsidiaries has received written notification in the past two years of any asserted past or present failure to comply with any Laws applicable to the conduct of the Business that would reasonably be expected to have a Material Adverse Effect on the Company. The Seller is not making any representation or warranty in this Section 4.10 with respect to any Taxes, employee benefit matters or any environmental matters with respect to the Company, any of the Company’s Subsidiaries or the Business, it being agreed that such matters are exclusively addressed in Section 4.12, Section 4.13 and Section 4.14, respectively.

Section 4.11 Intellectual Property. Schedule 4.11 of the Seller Disclosure Letter contains a list of all patents and applications therefor, trademark registrations and applications therefor, copyright registrations and applications therefor owned by the Company or its Subsidiaries. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with the Business as currently being conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company, and the Company has not received any written assertions or claims that challenge the validity of any of the foregoing. To the Knowledge of the Seller, the conduct of the Business as currently conducted does not materially conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. To the Knowledge of the Seller, there is no material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries.

Section 4.12 Tax Matters.

(a) With respect to the Company and its Subsidiaries, (i) all material returns and forms with respect to Taxes (collectively, “Tax Returns”) required to be filed on or before the Closing Date have been or will be timely filed in accordance with any applicable Laws, (ii) all such Tax Returns are correct and complete and have been or will be prepared in accordance with all applicable Laws and (iii) all Taxes owed or accrued, including those shown to have become due under such Tax Returns, as well as any other Taxes of the Company or any of its Subsidiaries that are due on or prior to the Closing Date, have been or will be paid or have been reserved for on the Financial Statements.

(b) With respect to the Company and its Subsidiaries, (i) there is no Action, audit or assessment pending or proposed with respect to Taxes or with respect to any Tax Return of the Company or any of its Subsidiaries, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes of the Company or any of its Subsidiaries that remain in effect and (iii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings that have been reserved for on the Financial Statements.

(c) The Company currently is, and at all times since its formation has been, properly classified as an entity that is disregarded as being an entity separate from its owner, or as a partnership, for U.S. federal tax purposes under U.S. Treasury Regulations Section 301.7701-3.

(d) The Company and each of its Subsidiaries has properly and timely paid to the appropriate Taxing Authorities all payroll, unemployment and similar Taxes due on or before the Closing Date and has properly withheld and timely paid to the appropriate Taxing Authorities all other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or member.

(e) During each Tax year from the inception of their respective existence, the Company and each of its Subsidiaries has properly rendered in all material respects all Taxable personal property to the applicable Taxing Authorities or to the applicable Governmental Entity that serves as the assessment authority to set property values used by the applicable Taxing Authorities.

(f) Neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement.

Section 4.13 Employee Matters.

(a) Schedule 4.13(a) of the Seller Disclosure Letter lists each employee of the Company or any of its Subsidiaries by job title as of the date of this Agreement. Such Schedule 4.13(a) sets forth, as of the date of this Agreement, all deferred compensation, pension, profit-sharing and retirement plans and all bonus, retention bonus, success bonus, severance, health care, medical or welfare, and other employee benefit or fringe benefit plans provided through Westport Energy Holdings LLC, a Connecticut limited liability company (“Westport”), to current or former employees of the Company and its Subsidiaries (individually, a “Benefit Plan” and, collectively, the “Benefit Plans”). Other than the Benefit Plans, neither the Company nor any of its Subsidiaries maintains, contributes to or participates in any deferred compensation, pension, profit-sharing or retirement plans or any bonus, retention bonus, success bonus, severance, health care, medical or welfare, or other employee benefit or fringe benefit plans, nor has any commitment or obligation to establish or adopt any such plan. The Seller has made available to the Buyer accurate and complete copies of each of the following, as applicable, with respect to any such Benefit Plan: (1) the plan document or agreement or, with respect to any Benefit Plan that is not in writing, a written description of the material terms thereof; (2) the trust agreement, insurance contract or other documentation of any related funding arrangement; (3) the summary plan description; (4) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; and (5) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be a “qualified plan” under Section 401 of the Code.

(b) With respect to each Benefit Plan, (1) all payments due from the Company and its Subsidiaries to date have been timely made and all amounts properly accrued to date as liabilities of the Company or its Subsidiaries that are not yet due have been properly recorded on the books of the Company and its Subsidiaries and, to the extent required by GAAP, adequate reserves are reflected on the Financial Statements, (2) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened or anticipated with respect to such Benefit Plan, any fiduciaries of such Benefit Plan with respect to their duties to any Benefit Plan, or against the assets of such Benefit Plan or any trust maintained in connection with such Benefit Plan and (3) except as set forth in Schedule 4.13(b) of the Seller Disclosure Letter, it has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code.

(c) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes.

(d) None of the Company, its Subsidiaries or any ERISA Affiliate:

(1) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or, except as set forth in Schedule 4.13(d) of the Seller Disclosure Letter, a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code (a “Multiemployer Plan”); or

(2) has incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any Law or regulation relating to employee benefit plans, whether contingent or otherwise. With respect to each Multiemployer Plan, no complete or partial withdrawal from such plan has been made by the Company, its Subsidiaries or any ERISA Affiliate, or by any other Person, that could result in any liability to the Company, its Subsidiaries or any ERISA Affiliate, whether such liability is contingent or otherwise.

(e) As of the date of this Agreement, there are no (i) collective bargaining agreements or other labor agreements relating to the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which it is bound, (ii) unfair labor practice complaints against the Company or any of its Subsidiaries pending before any Governmental Entity, (iii) ongoing labor strikes affecting the Company or any of its Subsidiaries or (iv) material labor grievances pending against the Company or any of its Subsidiaries.

(f) The consummation of the transactions contemplated by this Agreement will not: (1) entitle any current or former employee to severance pay, unemployment compensation or any similar payment; (2) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee; (3) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code; or (5) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(g) No Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Seller, threatened.

(h) There is no Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA that provides benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service (other than coverage mandated by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any similar state law mandating similar continuous coverage (“COBRA”)) and there have been no written or oral representations promising or guaranteeing any such type of coverage.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company: (i) each Benefit Plan that is subject to Section 409A of the Code and is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) and applicable guidance has been operated in compliance with such Benefit Plan’s terms; (ii) the terms of each such Benefit Plan comply with Section 409A of the Code and applicable guidance such that no compensation is, has been or shall be includible in gross income as provided by Section 409A(a)(1)(A) of the Code; and (iii) each award under each such Benefit Plan was made in compliance with such Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 409A of the Code.

(j) To the Knowledge of the Seller, to the extent permitted by applicable Law and the applicable Benefit Plan, each Benefit Plan can be amended or terminated at any time, without consent from any other Person and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).

(k) Each Benefit Plan that is a pension plan within the meaning of ERISA Section 3(2) (regardless of whether the Benefit Plan is covered by ERISA) but is not qualified under Sections 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company or its Subsidiaries are allocated to or held in a “rabbi trust” or similar funding vehicle.

(l) As of the date of this Agreement, no “partial plan termination,” within the meaning of IRS Revenue Ruling 2007-43, has been determined by the Company or Westport to have occurred with respect to the Westport 401(k) plan.

(m) None of the Company or its Subsidiaries or any of its employees who is a “party in interest” or “disqualified person” with respect to the Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

Section 4.14 Environmental Matters.

(a) The operations of the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws in the respective jurisdictions in which such entity operates, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on the Company;

(b) The Company and its Subsidiaries have obtained and maintained all Environmental Permits required under applicable Environmental Laws for the construction by the Company and its Subsidiaries of all facilities on and improvements to the Real Property, and for the operation of the Business, except such Permits the lack of which would not reasonably be expected to have a Material Adverse Effect on the Company;

(c) The Company and its Subsidiaries are not subject to any outstanding Orders by any Governmental Entity respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Substance that would, in the case of any of clauses (A), (B) or (C), reasonably be expected to have a Material Adverse Effect on the Company;

(d) None of the Company or any of its Subsidiaries has received any written communication alleging, with respect to it, the Business, the Owned Real Property or the Leased Real Property, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on the Company;

(e) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Owned Real Property nor the Leased Real Property is being and has been used by the Company or its Subsidiaries in violation of any applicable Environmental Law for the disposal of any Hazardous Substance, or as a landfill, impoundment or other waste management unit other than in a manner in compliance with all applicable Environmental Laws;

(f) Neither the Company nor its Subsidiaries has contractually assumed or undertaken any material liability of any other Person in connection with the Business, the Owned Real Property or the Leased Real Property, or any other real property, relating to or arising from any Environmental Law;

(g) Except for those used in connection with the storage, handling and transport of natural gas, to the Knowledge of the Seller, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related piping systems, active or abandoned, on the Owned Real Property or the Leased Real Property the existence of which would reasonably be expected to have a Material Adverse Effect on the Company;

(h) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Owned Real Property, the Leased Real Property and off-site properties (including surface and subsurface soil, groundwater, drinking water or surface water on, under or affected by the construction or operation of the Business) are not contaminated with Hazardous Substances associated with the activities of the Business other than as permitted under applicable Environmental Laws;

(i) There are no pending or currently effective contracts, Orders, Environmental Permits or other directives of any Governmental Entity relating to the past, present or future construction, equipping, ownership, use, operation, sale, transfer or conveyance of the Owned Real Property, the Business or, to the Knowledge of the Seller, the Leased Real Property that require any change in the present condition of the Business, the Owned Real Property, the Leased Real Property or any other off-site properties associated with the Business operations of the Company or its Subsidiaries, or any work, repairs, construction, containment, clean up, investigations, studies, monitoring, removal or remedial action or capital expenditures in order for such facilities or properties to be in compliance with all applicable Environmental Laws or Environmental Permits, except as would not reasonably be expected to have a Material Adverse Effect on the Company;

(j) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no Actions currently filed, pending or, to the Knowledge of Seller, threatened, in each case that relate to the Business or the Company or its Subsidiaries, that could cause the incurrence of expenses or costs of any type or description or that seek money damages, injunctive relief, remedial action or remedy that arise out of, relate to or result from (a) the environmental condition of the Owned Real Property, the Leased Real Property, off-site properties, or the Environment, (b) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (c) arrangement for disposal of any Hazardous Substances at any location other than the Owned Real Property or (d) unlawful human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the operation of the Business or from the condition of the Owned Real Property or the Leased Real Property or the acquisition, construction, equipping, ownership, use, operation, sale, transfer or conveyance thereof;

(k) There are no state or federal Liens on the Owned Real Property or, to the Knowledge of the Seller, the Leased Real Property, resulting from an environmental cleanup by any Governmental Entity or any third party;

(l) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no activity use limitations, institutional controls, or engineering controls in connection with Environmental Laws or Environmental Permits that in any way restrict the use of the Owned Real Property or, to the Knowledge of the Seller, the Leased Real Property. The Seller has made available complete and accurate copies of all material documents in the possession or control of the Company or its Subsidiaries concerning any historic or existing environmental matters regarding the Business, the Owned Real Property, the Leased Real Property and any other off-site property that is in some way, historically or currently, associated with the Business operations of the Company, or is physically connected or in the immediate vicinity of the Owned Real Property or the Leased Real Property;

For purposes of this Agreement:

(i) “Environment” means: (A) land, including surface land, sub-surface strata and river bed under water (as defined in clause (B)) and natural structures; (B)

water, including coastal and inland water, surface waters and ground waters; (C) air; (D) human health; and (E) other natural resources, including flora and fauna;

(ii) “Environmental Law” means all federal, state and local environmental, land use, health, chemical use, safety and sanitation Laws relating to the protection, preservation or remediation of the Environment or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, spill control, or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, decisions, orders and directives of Governmental Entities with respect thereto;

(iii) “Environmental Permits” means all permits, licenses, approvals, authorizations, consents, orders or registrations required by any applicable Environmental Law or Governmental Entities in connection with the Environment, health and safety aspects or the ownership, construction, equipping, use or operation of the Owned Real Property or the Business, including but not limited to impacts to waters of the State of Texas and waters of the United States, and to the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances in connection with the Business or the Owned Real Property;

(iv) “Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, chlorinated solvents, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251m et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the respective equivalent laws in the State of Texas, and any other applicable Environmental Law and the regulations promulgated thereunder;

(v) “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Person; and

(vi) “Remedial Action” means all actions to (1) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment, (2) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment or (3) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

This Section 4.14 contains the sole and exclusive representations and warranties of the Seller relating to Environmental Laws and Hazardous Substances and related matters.

Section 4.15 Insurance. Schedule 4.15 of the Seller Disclosure Letter sets forth a list of all of the policies of insurance carried by the Company or any of its Subsidiaries that directly insure the operation of the Business on or prior to the Closing Date (collectively, the “Policies”). All premiums due and payable under the Policies as of the date of this Agreement have been paid in a timely manner. As of the date of this Agreement, no notice of cancellation or non-renewal of any Policy has been received by the Company or any of its Subsidiaries and there is no claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

Section 4.16 Affiliate Transactions. Except for those listed on Schedule 4.16 of the Seller Disclosure Letter, neither the Seller or its Affiliates nor any of the members, managers, partners, directors, officers and other Affiliates (other than, for this purpose, any of the Company and any of its Subsidiaries) of the Company or any of its Subsidiaries is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used in the Business, other than agreements, contracts, commitments or transactions involving employment, each of which have been previously made available to the Buyer, and salaries, expense reimbursement and employee benefits in respect of employment in the ordinary course of business.

Section 4.17 Customers. Schedule 4.17 of the Seller Disclosure Letter sets forth a complete and accurate list of all of the customers for tariff services of the Company and its Subsidiaries for the past two years, as well as the dollar amounts of such sales. Since December 31, 2009, no firm storage services customer of the Company or its Subsidiaries has provided written (or, to the Knowledge of the Seller, oral) notice to the Company or its Subsidiaries terminating or canceling, or stating that it intends to terminate or cancel, any contract or agreement with the Company or its Subsidiaries.

Section 4.18 Gas in Place. The Company has (and at the Closing will have) physical possession and custody of a quantity of natural gas in the Storage Facility (in each case measured on a volumetric basis) at least equal to (a) 16.15 Bcf of base gas, plus (b) the quantity of natural gas that must be delivered to customers in order to satisfy the Company’s obligations for delivery of natural gas, plus (c) the quantity of natural gas owned by the Company through unconsumed in-kind fuel payments, minus (d) the quantity of natural gas loaned to customers through the Company’s loan service and plus (e) the quantity of natural gas currently owed to the Company or owed by the Company as a result of an OBA (a positive quantity when owed to the Company and a negative quantity when owed to the interconnecting pipeline). To the Knowledge of the Seller, Schedule 4.18 of the Seller Disclosure Letter contains an accurate and complete list (broken down by categories (a)-(e) above and, in the case of categories (b), (d) and (e), also by agreement and quantity) of the inventory of natural gas in the Storage Facility as of 9:00 a.m., Houston time, on the day immediately preceding the date of this Agreement.

Section 4.19 FERC Compliance.

(a) The Company has certificates issued by the FERC under Section 7(c) of the Natural Gas Act and 18 C.F.R. Parts 157 and 284 to operate the Storage Facility in interstate commerce, to provide both individually certificated and open-access storage services in interstate commerce to the full working storage capacity of the Storage Facility, to make unbundled sales of gas out of storage at market-based rates in accordance with 18 C.F.R. Part 284, Subpart J, and to construct, acquire and abandon facilities subject to the FERC’s jurisdiction in accordance with the requirements of 18 C.F.R. Part 157, Subpart F.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has met all applicable regulatory and certificate conditions (including the filing of all annual and other periodic reports) and has complied with and made all necessary reporting and filings: (1) to construct and operate a natural gas storage facility subject to FERC jurisdiction; and (2) to maintain its certificates to offer storage services under 18 C.F.R. Part 157 and 18 C.F.R. Part 284, Subpart G. There are no Actions pending, nor to the Knowledge of the Seller have there been any Actions during the last three years, that (A) challenged the Company’s certificate of authority to construct or operate the Storage Facility, (B) challenged the Company’s tariff or rates, (C) challenged the Company’s authority under 18 C.F.R. Part 284, Subpart J to make unbundled sales of gas out of storage at market based rates or sought to impose conditions or restrictions on such market-based rate authority for unbundled sales of gas out of storage, or (D) otherwise alleged any violation or violations of any regulations related to the reporting, ownership or operation of the Storage Facility, except for such violations as would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.20 Books and Records. The Company and its Subsidiaries (a) make and keep books, records and accounts reflecting in all material respects its assets and liabilities and that, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of the Company and its Subsidiaries, and (b) maintain systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of the Company’s consolidated financial statements in conformity with GAAP and to maintain accountability for assets. Except as described on Schedule 4.20 of the Seller Disclosure Letter, the Company’s accountants have not advised the Company of any material deficiencies in the Company’s internal accounting controls.

Section 4.21 Bank Accounts. Schedule 4.21 of the Seller Disclosure Letter lists all bank, trust, checking, savings, custody and other accounts (including any trading or other accounts maintained with any brokerage, investment banking or commodity trading firms) and lock boxes or safe deposit boxes in which there are or may be deposited monies or other assets of the Company or its Subsidiaries, an indication of the purposes of each of such accounts and lock boxes or safe deposit boxes, all Persons authorized to make withdrawals or other transfers from such accounts or lock boxes or safe deposit boxes, each bank at which the Company or its Subsidiaries has borrowing authority and an accurate and complete list of all Persons authorized to exercise such authority.

Section 4.22 Securities Disclosure. None of the information supplied after the execution of this Agreement and prior to the Closing by the Seller, the Company or its Subsidiaries pursuant to Section 6.10 and required for inclusion in (a) the Current Report on Form 8-K filed with the Securities and Exchange Commission by the Buyer or any Affiliate of the Buyer relating to the execution of this Agreement and the transactions contemplated hereby, and (b) any registration statement, preliminary prospectus, preliminary prospectus supplement, prospectus, prospectus supplement, preliminary proxy statement, proxy statement or any offering material filed with the Securities and Exchange Commission by the Buyer or any Affiliate(s) of the Buyer prior to Closing (such filings described in clause (a) and (b) of this Section 4.22 are referred to as the “Inergy Securities Filings”), will, at the respective times such documents are filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

Section 4.23 No Other Representations or Warranties. The Buyer and the Seller covenant and agree that:

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV AND THE RELEVANT PORTIONS OF THE SELLER DISCLOSURE LETTER, THE SELLER HAS NOT MADE ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE COMPANY, THE COMPANY’S SUBSIDIARIES, THE BUSINESS OR ANY OTHER MATTER, INCLUDING BUT NOT LIMITED TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP OF THE LLC INTERESTS, THE FUTURE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE ASSETS OWNED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES OR USED IN THE BUSINESS OR AS TO ANY FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO THE BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES OR USED IN THE BUSINESS OR THE OWNERSHIP, USE OR OPERATION BY THE COMPANY, ITS SUBSIDIARIES OR THE BUYER AFTER THE CLOSING OF THE BUSINESS OR ANY OF THE ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES AS OF THE CLOSING, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES CONCERNING THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSET, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OTHERWISE CONTAINED IN ARTICLE IV AND THE RELEVANT PORTIONS OF THE SELLER DISCLOSURE LETTER, THE BUYER ACKNOWLEDGES AND AGREES THAT THE SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OR INTEGRITY OF THE NATURAL GAS RESERVOIRS, WELLS, PIPELINES, EQUIPMENT OR OTHER ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, AND ALL OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES (INCLUDING REAL AND PERSONAL PROPERTY) ARE BEING PURCHASED BY THE BUYER, INDIRECTLY THROUGH THE PURCHASE OF THE LLC INTERESTS, ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS.

ARTICLE V

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Section 5.1 Due Organization and Power of the Buyer. The Buyer and Inergy, L.P. (i) are a limited liability company and limited partnership, respectively, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) have all requisite limited liability company power and limited partnership power, respectively, and authority to own, lease and operate their properties and assets and to carry on their business substantially as now being conducted and (iii) are duly qualified and in good standing to do business in each jurisdiction in which the nature of their business or the ownership, operation or leasing of their properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not adversely affect the ability of the Buyer or Inergy, L.P. to consummate the transactions contemplated by this Agreement.

Section 5.2 Authorization and Validity of Agreement. The Buyer and Inergy, L.P. have the limited liability company power and limited partnership power, respectively, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action and limited partnership action on the part of the Buyer and Inergy, L.P., respectively. This Agreement has been duly executed and delivered by the Buyer and Inergy, L.P. and, assuming this Agreement has been duly executed and delivered by the Seller and Centaurus, constitutes a valid and binding agreement of the Buyer and Inergy, L.P. (solely with respect to Section 11.13), enforceable against the Buyer and Inergy, L.P. in accordance with its terms, subject to the Enforceability Limitations.

Section 5.3 Consents and Approvals. Except for applicable requirements of the Hart-Scott Act, neither the execution and delivery of this Agreement by the Buyer or Inergy, L.P. nor the consummation by the Buyer or Inergy, L.P. of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation or limited liability company agreement of the Buyer or of the certificate of formation or limited partnership agreement of Inergy, L.P., (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration, or any buy-out right or any right of first offer or refusal) under, or require any consent, notice or approval under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer or Inergy, L.P. is a party or by which it or any of its properties or assets are bound, (c) violate any Law or Order that is currently in effect and applicable to the Buyer, Inergy, L.P. or any of their respective properties or assets or (d) require any filing with, or the obtaining of any Permit of, any Governmental Entity by the Buyer or Inergy, L.P., except in the case of clauses (b), (c) and (d) of this Section 5.3 for any such violations, breaches, defaults, rights, requirements, filings and Permits that would not reasonably be expected to adversely affect the ability of the Buyer or Inergy, L.P. to consummate the transactions contemplated by this Agreement, or that become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Seller.

Section 5.4 Litigation. There are no (a) Orders against the Buyer or Inergy, L.P. or (b) Actions pending or, to the Knowledge of the Buyer, threatened against the Buyer or Inergy, L.P. in either of the foregoing clauses (a) or (b), that seek (i) to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) to prevent the Buyer or Inergy, L.P. from performing in all material respects its obligations under this Agreement.

Section 5.5 Independent Decision. The Buyer (a) has knowledge and experience in financial and business matters, (b) has the capability of evaluating the merits and risks of investing in the Business and (c) can bear the economic risk of an investment in the LLC Interests. The Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiaries and acknowledges that the Buyer has been provided access to the personnel, properties, premises and records of the Seller and its Affiliates for such purpose. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, its own financial review and projections, and the specific representations and warranties of the Seller set forth in Articles III and IV. The Buyer acknowledges that none of the Seller, its Affiliates or any other Person has made any representations or warranties, expressed or implied, as to the accuracy or completeness of any information regarding the Business, the Company or the Company’s Subsidiaries that has been furnished or made available to the Buyer and its representatives, except as expressly set forth in this Agreement, and none of the Seller, the Company, the Company’s Subsidiaries or their respective representatives or any other Person shall have or be subject to any liability (other than pursuant to the express terms of this Agreement) to the Buyer resulting from the distribution to the Buyer, or the Buyer’s use, of any such information with respect to the Business, the Company or the Company’s Subsidiaries and any information, documents or material made available to the Buyer in management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

Section 5.6 Purchase for Investment. The Buyer acknowledges that the sale of the LLC Interests is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities Laws. The Buyer represents that it is not an underwriter, as such term is defined under the Securities Act, and is purchasing the LLC Interests solely for investment, with no intention to distribute any of the LLC Interests to any Person, and the Buyer will not sell or otherwise dispose of the LLC Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities Laws.

Section 5.7 Financial Capacity; No Financing Condition. The Buyer currently has, and will at the Closing have, the financial capability and all of the funds (or, solely for the purpose of such representation as of the date of this Agreement, commitments for all of the funds) required in order to pay the purchase price for the LLC Interests as contemplated by Section 2.1, to pay the Indebtedness Payoff Amount as contemplated by Section 2.2(a)(iii), to provide the Company with sufficient working capital and to pay any other amounts payable by the Buyer under this Agreement and to effect the transactions contemplated by this Agreement. The Buyer acknowledges that its obligations to effect the transactions contemplated by this Agreement are not subject to the availability to the Buyer or any other Person of financing.

Section 5.8 Finders; Brokers. Neither the Buyer nor any of its Affiliates has engaged any investment banker, broker or finder in connection with this Agreement or the transactions contemplated by this Agreement the fees of which will be paid by the Seller, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates.

Section 5.9 No Other Representations or Warranties. THE BUYER AND SELLER COVENANT AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, THE BUYER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED.

ARTICLE VI

AGREEMENTS OF THE BUYER AND THE SELLER

Section 6.1 Operation of the Business. Until the Closing, the Seller shall cause the Company and its Subsidiaries to use their commercially reasonable efforts to conduct the Business and to operate and maintain their assets in the ordinary course consistent with past practices and to maintain good working relationships with its regulators, customers and suppliers. The Seller shall cause the Company and its Subsidiaries not to take, without the prior written approval of the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), or as otherwise contemplated by this Agreement or Schedule 6.1 of the Seller Disclosure Letter, any of the following actions with respect to the Company or its Subsidiaries:

(a) amend its certificate of formation or limited liability company agreement, or issue or agree to issue any additional membership interests (or other equity interests) of any class or series, or any securities convertible into or exchangeable or exercisable for membership interests (or other equity interests), or issue any options, warrants or other rights to acquire any membership interests (or other equity interests);

(b) sell, transfer or otherwise dispose of any assets other than in the ordinary course of business;

(c) pledge or mortgage any asset of the Company or any of its Subsidiaries or otherwise cause or permit a Lien to exist (other than a Permitted Lien or any Lien listed in Schedule 6.1(c) of the Seller Disclosure Letter) against the assets of the Company or any of its Subsidiaries;

(d) incur, assume or guarantee any Indebtedness (including any letters of credit or similar facilities that are cash collateralized), or issue any notes, debentures or other similar securities, or grant any option, warrant or right to purchase any of the same, or issue any security convertible or exchangeable or exercisable for debt securities of the Company or any of its Subsidiaries;

(e) except for (i) activities and expenditures in the aggregate amounts set forth in Schedule 6.1 of the Seller Disclosure Letter, (ii) existing commitments set forth in the Disclosed Contracts, (iii) expenditures or commitments to repair, maintain or replace any assets, properties or facilities in the ordinary course of business, (iv) expenditures or commitments as may be necessary to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation or (v) expenditures necessary to purchase the amount of base gas contemplated by Section 4.6(j), make any capital expenditure or make any commitment to make any capital expenditure;

(f) enter into or amend any employment agreement or severance agreement binding on the Company or any of its Subsidiaries;

(g) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any Affiliate, employee, officer, director, manager or consultant of the Company or its Subsidiaries;

(h) adopt or amend any Benefit Plan;

(i) enter into any collective bargaining agreement;

(j) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by the Company or any of its Subsidiaries;

(k) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring;

(l) effect any split, combination or reclassification of the LLC Interests;

(m) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of the LLC Interests, other than as permitted by Section 2.2(a)(ii), or redeem, repurchase or otherwise acquire, directly or indirectly, any of the LLC Interests;

(n) allow or cause the Company or any of its Subsidiaries to acquire (by purchase, merger or otherwise) any equity interest in, or otherwise make any investment in, any other Person, or enter into any joint venture, partnership or similar arrangement;

(o) waive any material claims or rights pertaining to the Business;

(p) enter into any new agreement material to the Company or its Subsidiaries or amend, modify or terminate any Disclosed Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound, except that the Company and its Subsidiaries may (i) enter into agreements for the conduct of the Business or the maintenance of the respective assets of the Company and its Subsidiaries in the ordinary course of business consistent with past practices and (ii) terminate or amend the current Firm Parking Service Agreements with Barclays Capital Energy Inc. and enter into agreements to purchase the amount of base gas contemplated by Section 4.6(j) and to sell a corresponding amount of base gas in order to provide capacity for such purchases of base gas;

(q) enter into, amend or grant a waiver with respect to any Firm Storage Service Agreements;

(r) enter into any Interruptible Storage Service Agreements with a term of 30 days or more; or

(s) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Investigation of Business; Confidentiality.

(a) During the period commencing on the date of this Agreement and ending on the Closing Date, the Seller shall, and shall cause the Company and its Subsidiaries to, provide, upon reasonable written request and notice, the Buyer and its authorized agents or representatives reasonable access during normal business hours to the properties, books and records of the Business (including Tax Returns filed and those in preparation and including all studies, reports and other similar documents (engineering, technical, seismic, geological, geochemical, geophysical, feasibility, commercial, etc.)) for the purpose of reviewing information and documentation relative to the properties, books and records of the Business; provided that the Buyer shall not be entitled to perform any seismic tests or drilling or other “invasive” tests (environmental or otherwise) without the prior written consent of the Seller (which may be withheld in its sole discretion), and provided, further, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller or its designees and in such a manner as to maintain the confidentiality of such information and not to interfere unreasonably with the operation of the businesses of the Seller, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates. Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, none of the Seller, the Company or any of the Company’s Subsidiaries shall be required to permit any inspection, to disclose any information, or to consent to any communication with any Person if, in the reasonable judgment of the Seller, such action would (i) result in the disclosure of any trade secrets of third parties to whom the Seller, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates owe an obligation of confidentiality or of any proprietary predictive models of the Seller, (ii) violate any obligation of the Seller, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates with respect to confidentiality, or (iii) result in (as determined by the Seller’s legal counsel) the loss of a legal privilege or a violation of the Hart-Scott Act or of any other applicable Laws. In addition, nothing in this Agreement shall be construed to permit the Buyer or any of its representatives to have access to any files, records, contracts or documents of the Seller or any of its Affiliates relating to the transactions contemplated by this Agreement, including any bids or offers received thereby for the direct or indirect sale of the LLC Interests, it being agreed that all such bids or offers shall be the sole property of the Seller. The Buyer agrees to indemnify and hold harmless, release and defend the Seller, its partners and each of their respective Affiliates from and against any and all losses arising, in whole or in part, from the acts or omissions of the Buyer or any of its employees, agents or representatives in connection with the Buyer’s or its representatives’ inspection of the properties, books and records of the Business, including claims for personal injuries, property damage and reasonable attorneys’ fees and expenses, which indemnification obligation shall survive the Closing and the termination of this Agreement.

(b) The Buyer and its representatives shall hold in confidence all information obtained from the Seller, the Company, the Company’s Subsidiaries or their respective employees, officers, agents, representatives and Affiliates in accordance with the provisions of the confidentiality agreement dated May 17, 2010 (the “Confidentiality Agreement”) by and between NGS and the Buyer. Upon the Closing, this Section 6.2 will replace and supersede the Confidentiality Agreement.

(c) The Seller shall cause all confidential information at any time received by or made available to the Seller, any of its Affiliates or their respective representatives from or by the Buyer, its Affiliates or their respective representatives regarding the Buyer or its Affiliates or its or their businesses, operations, financial conditions or prospects (any of the foregoing, “Inergy Information”), to be maintained by the Seller and its Affiliates and their respective representatives in confidence. In addition, after the Closing all confidential information relating to the Business shall also be considered Inergy Information hereunder. Inergy Information shall not include information that may become generally available to the public other than because of a breach of the Seller’s obligations to maintain the confidential nature of such information. Notwithstanding any of the foregoing, the Seller may disclose any Inergy Information in order to comply with applicable law or legal process or as otherwise contemplated in this Agreement; provided, however, that the Seller shall first provide the Buyer with prompt written notice to the extent not legally prohibited so that the Buyer may seek a protective order or other appropriate remedy. With respect to being legally compelled to disclose information, in the absence of a protective order or other remedy, the Seller may disclose only that portion of the Inergy Information that the Seller’s counsel advises the Seller is legally required to be disclosed.

Section 6.3 Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, including under applicable Laws, to consummate the transactions contemplated by this Agreement. The Buyer and the Seller shall timely and promptly make all filings that may be required by either of them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott Act, and in any event shall make the initial filings under the Hart-Scott Act within ten days after the date of this Agreement. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including any filings necessary under the provisions of the Hart-Scott Act. The Seller and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, Governmental Entities and shall comply promptly with any such inquiry or request. In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.

Section 6.4 Public Disclosures. Except (a) with respect to each Party’s (or any of its Affiliates’) initial announcements regarding the transactions contemplated by this Agreement (including conference calls and attendant press releases (including supporting materials)) and (b) to the extent necessary or desirable for a Party or any of its Affiliates to meet its or their legal obligations (which include, in the case of the Buyer, its and its Affiliates’ disclosure obligations under applicable securities Laws and stock exchange rules), prior to the Closing, neither Party shall make any announcement regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, customers or the general public without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent practicable, the Party making any such disclosure shall allow the other Party reasonable time to review and comment thereon in advance of such disclosure.

Section 6.5 Access to Records and Personnel.

(a) The Buyer shall retain (or cause the Company after Closing to retain) the material books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Business, the Company and the Company’s Subsidiaries (the “Books and Records”) for such period as may be required by Law or any applicable court order but in any event for at least six years.

(b) The Buyer shall allow the Seller and its representatives reasonable access to the Books and Records, and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, for legitimate business reasons of the Seller, such as the preparation of Tax Returns, or in order to comply with any reporting, disclosure, filing or other requirement imposed on the Seller or any of its Affiliates, or for use in any Action or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements. The Seller shall be entitled to make copies of such Books and Records at its request. The Buyer shall be entitled to recover its reasonable out-of-pocket costs (including copying costs) incurred in providing such records and/or personnel to the Seller. The Seller shall hold in confidence (except as contemplated above, or as otherwise required by applicable Law and then only after giving the Buyer an opportunity to seek an appropriate remedy) all confidential information so obtained from such Books and Records or otherwise from the Buyer, any of its officers, agents, representatives or employees (all of which will be considered Inergy Information), provided, however, that information that was in the public domain or becomes known to the Seller from or through a third party not under an obligation of non-disclosure to the Buyer, the Company or any of the Company’s Subsidiaries shall not be deemed to be Inergy Information.

Section 6.6 Employee Matters.

(a) The Buyer agrees that for a one-year period following the Closing the Buyer shall, or shall cause the Company or one of the Buyer’s Affiliates to, provide the employees of the Company and of its Subsidiaries as of the Closing with compensation and employee benefits that are substantially comparable to those provided to similarly-situated employees of the Buyer. However, nothing contained herein shall obligate the Buyer, the Company or the Company’s Subsidiaries to maintain the employment of any employee of the Company or its Subsidiaries for any specified period after the Closing. The Parties agree that the Company shall not be entitled to participate in any of Westport’s plans from and after the Closing.

(b) The Buyer agrees that, for a period beginning on the date of this Agreement and ending on the first anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly solicit the employment of (including by contracting through an independent contractor, consultant or other third party) any of the employees of the Seller or other entities known to the Buyer to be Affiliates of the Seller, other than the employees of Westport who provide services to the Company and its Subsidiaries as part of the Business (including those who are listed on Schedule 6.6(b) to the Seller Disclosure Letter), without the prior written consent of the Seller; provided, however, that a general advertisement or general solicitation for potential employees will not be considered a breach of this Section 6.6(b), and a decision to hire any employee of the Seller or its Affiliates who applies in response to such solicitation will not be considered a breach of this Section 6.6(b). Notwithstanding the foregoing, the Buyer agrees that, for a period beginning on the date of this Agreement and ending on the first anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly hire (including by contracting through an independent contractor, consultant or other third party) any of the employees associated with Westport that are listed on Schedule 6.6(b) of the Seller Disclosure Letter.

Section 6.7 Intercompany Liabilities. Except as set forth on Schedule 6.7 of the Seller Disclosure Letter, prior to or on the Closing Date, the Seller shall, and shall cause the Company and its Subsidiaries to, settle, repay or cancel all intercompany accounts that are unpaid as of the Closing Date between the Company or any of its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and any of its Subsidiaries), on the other hand.

Section 6.8 Intentionally Deleted.

Section 6.9 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or to direct the operation of the Company or any of its Subsidiaries prior to Closing and each of the Buyer, the Seller, the Company and the Company’s Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations prior to Closing.

Section 6.10 Assistance with Inergy Securities Filings.

(a) The Seller shall, and shall cause the Company and its Subsidiaries to, furnish all information about the Company and its Subsidiaries and the Business and all necessary financial information to the Buyer as the Buyer may reasonably request in connection with the preparation and filing of the Inergy Securities Filings. The Seller shall, and shall cause the Company and its Subsidiaries to, promptly correct any information provided by it or them for use in the Inergy Securities Filings if and to the extent that such information has become known by the Seller or the Company to be false or misleading in any material respect. All reasonable out-of-pocket costs incurred by the Seller, the Company or its Subsidiaries in complying with the obligations set forth in this paragraph (a) shall be at the Buyer’s expense.

(b) Upon the request of the Buyer, the Seller shall, and shall cause the Company and its Subsidiaries to, obtain the consents of Rothstein, Kass & Company, P.C. and Ernst & Young LLP, the Company’s independent public accountants, to include the reports of Rothstein, Kass & Company, P.C. and Ernst & Young LLP, respectively, with respect to the Financial Statements in the Inergy Securities Filings, each dated as of the filing date of the applicable Inergy Securities Filing or such other date as reasonably requested by the Buyer. In addition, the Seller will not object to the use of the Financial Statements in connection therewith.

(c) Upon the request of the Buyer, the Seller shall, and shall cause the Company and its Subsidiaries to, cause to be delivered to the Buyer, at the Buyer’s expense, “comfort” letters of Rothstein, Kass & Company, P.C. and Ernst & Young LLP,

each dated as of the filing date of the applicable Inergy Securities Filing or such other date as reasonably requested by the Buyer, and addressed to the Buyer or its specified Affiliate(s) with regard to the financial statements and financial information of the Company and its Subsidiaries included in, or incorporated by reference in, such Inergy Securities Filing, in form and substance reasonably satisfactory to the Buyer and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public debt or equity offerings.

Section 6.11 Letter of Credit. The Seller shall cause NGS to continue to maintain the letter of credit (Citibank Ref. 63661072) in place as of the date of this Agreement in accordance with its terms and as contemplated by the Sublease and Storage Services Agreement dated November 16, 2007 between the Company and Matagorda Gas Storage, LLC, but in any event no later than February 28, 2011. The Buyer acknowledges that NGS shall be entitled to receive all cash collateral upon the expiration of such letter of credit in accordance with its terms as of the date of this Agreement, or upon any earlier termination, replacement or cancellation of such letter of credit.

Section 6.12 Buyer’s Financing Matters. The Buyer shall from time to time provide such information to the Seller as it may reasonably request regarding the status of the Buyer’s financing arrangements. The Buyer agrees to notify the Seller immediately if, at any time prior to the Closing: (i) either of the commitment letters previously provided to the Seller shall expire or be terminated for any reason; (ii) any financing source that is a party to such commitment letters notifies the Buyer that such source no longer intends to provide financing to the Buyer; or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain financing substantially on the terms described in such commitment letters.

Section 6.13 Inventory Verification Testing.

(a) The Seller shall provide to the Buyer at the Closing an accurate and complete list (broken down into categories (a), (b), (c), (d) and (e) as provided in Section 4.18 and, in the case of categories (b), (d) and (e), also by agreement and quantity) of the inventory of natural gas in the Storage Facility as of 9:00 a.m., Houston time, on the day immediately preceding the Closing Date or, if the testing contemplated by Section 6.13(b) is performed prior to the Closing Date, then the day immediately preceding such testing.

(b) The Parties shall coordinate with the appropriate third-party vendors to jointly run inventory verification tests in the manner described in Schedule 6.13 of the Seller Disclosure Letter with a goal that the tests be completed within ten days before or ten days after the Closing Date (subject to delay to the extent commercially reasonable in light of the operations of the Storage Facility), but in no event earlier than the 20th day before the Closing Date or later than the 30th day after the Closing Date. The Seller (if the testing is completed prior to the Closing) or the Buyer (if the testing is completed after the Closing) shall adjust the categories in the listing provided by the Seller in Section 6.13(a) between the effective date of such listing and the date of the testing as follows (references to (a), (b), (c), (d) and (e) in the following refer to the aforementioned categories provided in Section 4.18): (i) purchases and sales of base gas shall be added to or subtracted from (a); (ii) injections shall be added to (b) and withdrawals shall be deducted from (b); (iii) the fuel charge shall be added to (c) and compressors fuel shall be deducted from (c); (iv) quantities of gas loaned to customers shall be added to (d); and (v) the net quantity of the total of all balances resulting from each OBA shall be added to (e) if such net quantity is positive or subtracted from (e) if such net quantity is negative. Upon completion of the testing, the Seller (if the testing is completed prior to the Closing) or the Buyer (if the testing is completed after the Closing) shall promptly provide to the other Party an accurate and complete list of the adjustments made to the categories above (broken down into categories (a), (b), (c), (d) and (e) as provided in Section 4.18). The measuring points shall be the meters for each interconnecting pipeline to the Storage Facility.

(c) Good and prudent operating standards shall be applied during testing and the acceptable industry standard error shall be allowed. To that end, in determining whether there is a shortage of gas from the listing provided by the Buyer or the Seller, as appropriate, pursuant to Section 6.13(b) when compared to the amount of gas determined from the inventory test, the amount of gas determined from the inventory test shall be multiplied by a factor equal to the sum of 1 plus the Industry Standard Error as set forth in Schedule 6.13 of the Seller Disclosure Letter.

Section 6.14 Certain Employee Matters. Within 60 days after the date of this Agreement, the Seller or one of its Affiliates shall file a Voluntary Correction Program submission, in accordance with Revenue Procedure 2008-50, with the Internal Revenue Service, seeking approval of a proposed correction to Westport’s 401(k) plan that would permit the retroactive amendment of such plan to provide for participation in such plan by the Company from and after the date the Company initially commenced participation in such plan, and if such correction method (or any other correction method) is approved, shall provide a copy of such approval from the Internal Revenue Service to the Buyer within 10 days of the receipt of such approval. Upon request, the Seller shall update the Buyer on the status of such submission.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions Precedent to Obligations of the Buyer and the Seller. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunction, etc. There shall have been no Law or Order that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no Action before any Governmental Entity shall have been instituted that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the enforceability of this Agreement; and

(b) Hart-Scott Act Clearance. The applicable waiting period specified under the Hart-Scott Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

Section 7.2 Conditions Precedent to Obligation of the Seller. The obligation of the Seller to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer contained in Article V that are not qualified by materiality shall be true and correct in all material respects and the representations and warranties of the Buyer contained in Article V that are qualified by materiality shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for such representations and warranties that are as of a different date or period than the date of this Agreement, which shall be true and correct in all material respects or in all respects, as applicable, as of such other date or period); and

(b) Performance of Covenants. The Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by the Buyer prior to or at the Closing.

Section 7.3 Conditions Precedent to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained in Article III and Article IV that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the representations and warranties of the Seller contained in Article III and Article IV that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for such representations and warranties that are as of a different date or period than the date of this Agreement, which shall be true and correct in all material respects or in all respects, as applicable, as of such other date or period);

(b) Performance of Covenants. The Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by the Seller prior to or at the Closing; and

(c) No Casualty. Since the date of this Agreement, there has not occurred any damage, destruction or casualty loss with respect to the Storage Facility from any source or cause, whether covered by insurance or not, in excess of $20,000,000;

(d) Capacity Expansion. The Company shall have filed with the FERC an application to expand the working gas capacity of the Storage Facility to at least 38.41 Bcf.

ARTICLE VIII

TERMINATION

Section 8.1 Termination Events. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:

(a) by the mutual written consent of the Buyer and the Seller;

(b) by either the Buyer or the Seller if the Closing has not occurred by the close of business on November 15, 2010 (subject to extension to accommodate any cure period specified in Section 8.1(c) or Section 8.1(d)), provided that the failure to consummate the transactions contemplated by this Agreement did not result from a material breach of this Agreement by the Party seeking termination of this Agreement;

(c) by the Buyer if the Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 (assuming for this purpose that the references in Section 7.3 to “Closing Date” mean the date of termination pursuant to this Section 8.1) and (ii) cannot be or has not been cured within five Business Days after the giving of written notice to the Seller;

(d) by the Seller if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 (assuming for this purpose that the references in Section 7.2 to “Closing Date” mean the date of termination pursuant to this Section 8.1) and (ii) cannot be or has not been cured within five Business Days after the giving of written notice to the Buyer;

(e) by the Seller or the Buyer by giving written notice to the other Party if a Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting a material portion of the transactions contemplated by this Agreement (or requiring, as a condition of Hart Scott Act approval, the disposition of any assets of a Party or its Affiliates) and such Order or other action shall have become final and non-appealable; or

(f) by either the Buyer or the Seller if the satisfaction of any other closing condition in Article VII becomes impossible to satisfy.

Section 8.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by the Parties under Section 8.1, written notice thereof shall be given by the Party so terminating to the other Party and this Agreement shall forthwith terminate, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated under Section 8.1:

(a) all filings, applications and other submissions made pursuant hereto shall, at the option of the Party making such filing, application or other submission, and to the extent practicable, be withdrawn from the Governmental Entity or Person to which made; and

(b) there shall be no liability or obligation under this Agreement on the part of the Seller or the Buyer or any of their respective directors, officers, employees, Affiliates, agents or representatives, except that the Seller or the Buyer, as the case may be, may have liability to the other Party if the basis of termination is a willful, material breach by the Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 6.2(a) (last sentence only), Section 6.2(c), this Section 8.2, Section 9.9, Section 11.1, Section 11.2, Section 11.5, Section 11.6 and Section 11.7 of this Agreement shall survive any such termination. The Parties acknowledge and agree that any damages for such a material breach shall not be limited to reimbursement of expenses or out-of-pocket costs, and, subject to Section 9.9, shall not exclude, to the extent proven, the benefit of the bargain lost by a Party.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival Periods. All representations and warranties shall survive the Closing until March 31, 2012, except (a) for those contained in Section 4.18, which shall survive for a period of 30 days after the date on which the testing contemplated under Section 6.13(b) is completed, (b) for those contained in Section 4.14, which shall survive the Closing until December 31, 2012, and (c) for those contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.6, Section 4.1, Section 4.2, Section 4.3(a), Section 4.6(a) (first two sentences only), Section 4.6(b) (first two sentences only), Section 4.6(c) (first sentence only), Section 4.6(g), Section 4.6(h), Section 4.6(j), Section 4.12, Section 4.22, Section 5.1, Section 5.2, Section 5.3(a) and Section 5.8, which shall survive the Closing until December 31, 2013. The covenants and agreements of the Parties that by their terms do not contemplate performance after the Closing shall survive the Closing until March 31, 2012 and the remaining covenants and agreements shall survive in accordance with their respective terms until such covenant or agreement has been performed, plus 90 days thereafter. The applicable period set forth above in this Section 9.1 for each such representation, warranty, covenant and agreement is referred to herein as the “Survival Period”. The Parties intend to modify the statute of limitations and agree that no claims or causes of action may be brought against the Seller or the Buyer based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement after the applicable Survival Period or, except as provided in Section 8.2(b) of this Agreement, any termination of this Agreement, except those for which a Party provided written notice of a claim in accordance with the first sentence of Section 9.2(b)(iv) or the first sentence of Section 9.3(b)(iv), as applicable.

Section 9.2 Seller’s Agreement to Indemnify.

(a) Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee to the extent arising out of or resulting from the following: (i) any breach of any representation or warranty of the Seller in this Agreement; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller in this Agreement; (iii) all liabilities or financial obligations of the Company or its Subsidiaries associated with the following Action and any additional Action relating thereto (whether instituted before or after the Closing): Cause No. 09-E-0057-C, Flint Energy Services, Inc. v. Tres Palacios Gas Storage, LLC, Centaurus Energy Master Fund, LP, and Jeff McMahon as Trustee for the benefit of Centaurus Energy Master Fund, LP, 130 th Judicial District Court of Matagorda County, Texas; (iv) all liabilities or financial obligations of the Company or its Subsidiaries associated with the following Action and any additional Action relating thereto (whether instituted before or after the Closing): Cause No. 42,712, Tres Palacios Gas Storage LLC v. Mr. and Mrs. Elray Matzke, 329th Judicial District Court of Wharton County, Texas; (v) all ad valorem, property or similar Taxes imposed on or with respect to, directly or indirectly, the 16.15 Bcf of base gas (or such greater or lessor amount of base gas) located in the Storage Facility for any period or portion thereof ending on or before the Closing Date and any claim by a third party for indemnification for any such ad valorem, property or similar Taxes; (vi) all ad valorem Taxes imposed on the base gas located in the Storage Facility that is subject to ad valorem Taxes because it was not imported from a foreign source and located in a Foreign Trade Zone, for the period on and from the Closing Date through and including December 31, 2011; (vii) all liabilities or financial obligations of the Company or its Subsidiaries with respect to Underground Services (Markham), L.P., Matagorda Gas Storage, LLC or Texas Brine Company, LLC (except to the extent fully reflected in the Final Adjustment Statement) prior to the Closing; and (viii) the 401(k) plan of Westport pursuant to which employees of the Company participate prior to the Closing, to the extent such Buyer Damages result from not properly documenting the Company’s participation in such plan.

(b) The obligation of the Seller to indemnify the Buyer Indemnitees under Section 9.2(a) is subject to the following limitations:

(i) No indemnification shall be made by the Seller pursuant to clause (i) of Section 9.2(a) (other than with respect to a breach of a representation or warranty contained in Section 4.6(j), Section 4.12 or Section 4.18, as to which this Section 9.1(b)(i) is inapplicable) unless the aggregate amount of Buyer Damages subject to such clause exceeds $4,000,000 (the “Threshold Amount”) and, in such event, indemnification shall be made by the Seller only to the extent that the aggregate amount of Buyer Damages exceeds the Threshold Amount; provided that any Buyer Damages that individually total less than $25,000 (“De Minimis Buyer Losses”) shall be excluded in their entirety and the Seller in no event shall have any liability hereunder to any Buyer Indemnitees for any such De Minimis Buyer Losses;

(ii) Except in the case of a breach of a representation or warranty contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.6, Section 4.1, Section 4.2, Section 4.3(a), Section 4.6(j), Section 4.12 or Section 4.18, in no event shall the Seller’s aggregate obligation to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 9.2(a) exceed $40,000,000 in the aggregate (simply for purposes of clarification, this amount shall be reduced by a dollar for each dollar paid by the Seller under a claim for indemnification by any Buyer Indemnitees pursuant to Section 9.2(a)(i)); and in no event shall the Seller’s aggregate obligation to indemnify the Buyer Indemnitees pursuant to Section 9.2(a) exceed $725,000,000 in the aggregate (simply for purposes of clarification, this amount shall be reduced by a dollar for each dollar paid by the Seller under a claim for indemnification by any Buyer Indemnitees pursuant to Section 9.2(a));

(iii) The amount of any Buyer Damages shall be reduced by any amount directly or indirectly received by a Buyer Indemnitee (including, for this purpose, the Company and each of its Subsidiaries) with respect to such Buyer Damages under any insurance coverage or from any other party alleged to be responsible for such Buyer Damages (but Buyer Indemnitees shall not be required to pursue collection from a party if the Buyer Indemnitees reasonably determine that the party is substantially insolvent or unable to respond in damages and has no material insurance available to pay the claim if made). The Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee directly or indirectly receives any amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by, or for the benefit of, the Seller under this Section 9.2, then such Buyer Indemnitee shall promptly reimburse the Seller for any payment made or expense incurred by, or for the benefit of, the Seller in connection with providing such indemnification up to such amount received by such Buyer Indemnitee;

(iv) The Seller shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Seller written notice thereof prior to the end of the applicable Survival Period. Any written notice delivered by a Buyer Indemnitee to the Seller with respect to Buyer Damages shall set forth with reasonable specificity the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim; and

(v) The Seller shall be obligated to indemnify the Buyer Indemnitees pursuant to clause (vii) of Section 9.2(a) only until the closing of the transactions contemplated by the Assignment Agreement, dated May 20, 2010, among Underground Services (Markham), L.P., Matagorda Gas Storage, LLC and the Company and the effectiveness of the releases of the Company contemplated thereby.

(vi) The Seller shall be entitled to control each of the Actions referenced in clauses (iii) and (iv) of Section 9.2(a), at the Seller’s expense. The Buyer shall, and shall cause the Company and its Subsidiaries to, cooperate with the Seller in each of such Actions and take all actions reasonably requested by the Seller in connection with such Actions, including the filing of documents in the Actions, and the Seller shall promptly reimburse the Buyer, the Company and its Subsidiaries for all reasonable out-of-pocket expenses incurred by them in connection with such cooperation and actions. Such cooperation shall include access to books, records and personnel and shall be based on the same provisions as in Section 6.5(b), mutatis mutandis. With respect to the Actions referenced in clause (iii) of Section 9.2(a), the Seller shall be entitled to all proceeds received by the Company or any of its Subsidiaries with respect to such Actions, and the Buyer shall cause the Company and its Subsidiaries to turn over promptly to the Seller all such proceeds.

Section 9.3 Buyer’s Agreement to Indemnify.

(a) Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its directors, officers, employees, partners, Affiliates, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee to the extent arising out of or resulting from the following: (i) any breach of any representation or warranty of the Buyer in this Agreement; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of the Buyer in this Agreement; (iii) the ownership or operation of the Company, the Company’s Subsidiaries and the Business after the Closing and not otherwise the subject of indemnification under Section 9.2 and (iv) the drawing of any amounts under the letter of credit described in Section 6.11 (and the Seller agrees that NGS shall be the direct beneficiary and recipient of any indemnification pursuant to this clause (iv)).

(b) The Buyer’s obligation to indemnify the Seller Indemnitees under Section 9.3(a) is subject to the following limitations:

(i) No indemnification shall be made by the Buyer pursuant to clause (i) of Section 9.3(a) unless the aggregate amount of Seller Damages subject to such clause exceeds the Threshold Amount and, in such event, indemnification shall be made by the Buyer only to the extent that the aggregate amount of Buyer Damages exceeds the Threshold Amount; provided that any Seller Damages that individually total less than $25,000 (“De Minimis Seller Losses”) shall be excluded in their entirety and the Buyer in no event shall have any liability hereunder to any Seller Indemnitees for any such De Minimis Seller Losses;

(ii) Except in the case of a breach of a representation or warranty contained in Section 5.1, Section 5.2, Section 5.3(a) or Section 5.8, in no event shall the Buyer’s aggregate obligation to indemnify the Seller Indemnitees pursuant to clause (i) of Section 9.3(a) exceed $40,000,000 in the aggregate (simply for purposes of clarification, this amount shall be reduced by a dollar for each dollar paid by the Buyer under a claim for indemnification by any Seller Indemnitees pursuant to Section 9.3(a)(i)); and in no event shall the Buyer’s obligation to indemnify the Seller Indemnitees pursuant to Section 9.3(a) exceed $725,000,000 in the aggregate (simply for purposes of clarification, this amount shall be reduced by a dollar for each dollar paid by the Buyer under a claim for indemnification by any Seller Indemnitees pursuant to Section 9.3(a)).

(iii) The amount of any Seller Damages shall be reduced by any amount directly or indirectly received by a Seller Indemnitee with respect to such Seller Damages under any insurance coverage or from any other party alleged to be responsible for such Seller Damages. The Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee directly or indirectly receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyer under this Section 9.3, then such Seller

Indemnitee shall promptly reimburse the Buyer for any payment made or expense incurred by the Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee; and

(iv) The Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyer written notice thereof prior to the end of the applicable Survival Period. Any written notice delivered by a Seller Indemnitee to the Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim.

Section 9.4 Third-Party Indemnification. The obligations of the Seller to indemnify the Buyer Indemnitees under Section 9.2 with respect to Buyer Damages and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 9.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), shall be subject to the following terms and conditions:

(a) Any Party against whom any Claim is asserted shall give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense of such Claim by representatives of its own choosing. Failure to give prompt notice of a Claim under this Agreement shall not affect the indemnifying party’s obligations under this Article IX, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.

(b) Anything in this Section 9.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party, without the prior written consent of the Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld. The indemnified party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment.

(c) The indemnifying party and the indemnified party shall reasonably cooperate in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this Article IX, including by providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.

Section 9.5 No Setoff. Neither the Buyer nor the Seller shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them under this Agreement.

Section 9.6 Insurance. The indemnifying party shall be subrogated to the rights of any indemnified party in respect of any insurance relating to Buyer Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made by the indemnifying party under this Agreement, and the indemnified party shall provide all reasonably requested assistance to the indemnifying party in respect of such subrogation.

Section 9.7 No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or taken into account in determining any adjustment to the purchase price for the LLC Interests under Section 2.2.

Section 9.8 Sole Remedy.

(a) The Parties agree that, in the absence of fraud, from and after the Closing, the sole and exclusive remedy of either Party, any Buyer Indemnitee or any Seller Indemnitee with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement shall be limited to the indemnification provisions and obligations set forth in Section 6.2, Article IX and Article X, and in furtherance of the foregoing, each of the Parties waives and releases the other Party to this Agreement from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other Party with respect to the foregoing matters, except as provided by this Agreement; provided, however, that nothing in this Agreement restricts or prohibits a Party from seeking and obtaining injunctive relief, specific performance relief or declaratory judgment relief, to the extent available.

(b) The Parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article IX shall apply to all indemnity and other obligations of the parties under this Agreement, except as provided in Section 6.2(a) (last sentence only) and Article X.

(c) The Parties agree not to bring, directly or indirectly, any Action against any officers, directors or managers (or former officers, directors or managers) of the Company in their capacities as such.

Section 9.9 No Special Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS ARTICLE IX OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, IN NO EVENT WILL THIS SECTION 9.9 BE A LIMITATION ON ANY OBLIGATION WITH RESPECT TO A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION.

Section 9.10 Express Negligence. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

Section 9.11 Tax Treatment of Indemnity Payments. Each of the Seller and the Buyer agrees to treat, for all Tax purposes, any indemnity payment made pursuant to this Agreement as an adjustment to the purchase price for the LLC Interests, unless otherwise required by applicable Laws.

Section 9.12 Materiality Standard. The Parties have agreed upon the Threshold Amount as a means of applying a materiality standard to the amount of any claim that the Parties may have against each other resulting from a breach of a representation or warranty. Therefore, for purposes of determining whether any breach of the representations or warranties of the Seller or the Buyer, as the case may be, has occurred and for purposes of calculating the Threshold Amount (including the amounts needed to reach the Threshold Amount), each of the Seller’s and the Buyer’s representations and warranties that contain any qualification as to materiality or Material Adverse Effect shall be deemed and interpreted to be a representation or warranty as to such items made without such qualification, except for each of the following (which shall continue to have all such qualifiers for all purposes herein): (i) clause (b) of Section 4.5; (ii) Section 4.6(d)(2); (iii) clause (xii) of Section 4.7(a); (iv) the second sentence of Section 4.10; (v) the last sentence of Section 4.13(a); (vi) the second sentence of Section 4.14(l); and (vii) Section 4.22.

Section 9.13 Costs. Except as provided in Section 2.2(c)(iii), if any Action is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including this Article IX), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party will be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in that Action, in addition to any other relief to which it may be entitled.

ARTICLE X

TAX MATTERS

Section 10.1 Tax Indemnification.

(a) The Seller shall indemnify and hold the Buyer harmless from all liability for Taxes of Seller, any of Seller’s Affiliates, the Company or any of its Subsidiaries with regard to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and the portion ending at 11:59 p.m., Houston, Texas time, on the day immediately prior to the Closing Date of any taxable period that begins before and ends on or after the Closing Date (a “Straddle Period”), and, as to Seller or Seller Affiliates only, for any period before or after Closing; provided, however, that neither the Company nor any of its Affiliates shall constitute a Seller Affiliate after the Closing.

(b) With respect to a Straddle Period, the portion of Taxes attributable to the portion of such taxable period beginning before the Closing Date shall be calculated as though the tax year terminated as of 11:59 p.m., Houston, Texas time, on the day immediately prior to the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, wages, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the end of the day immediately prior to the Closing Date and the denominator of which shall be the number of days in the taxable period.

(c) The Buyer shall indemnify and hold the Seller harmless from and against any and all Taxes of, or pertaining or attributable to, the Company or any of its Subsidiaries with respect to any taxable period or portion of a Straddle Period that begins at 11:59 p.m., Houston, Texas time, on the day immediately prior to the Closing Date.

(d) The indemnities provided in this Section 10.1 shall survive the Closing for a period of 60 days following the applicable statutes of limitation plus any extensions or waivers thereof.

(e) The Tax indemnification rights, obligations, and procedures set forth in this Article X shall in no way be limited or modified by the indemnification provisions of Article IX.

(f) The Parties agree that the indemnification provisions set forth in this Article X shall not apply to any amounts to the extent such amounts are accounted for in the Final Adjustment Statement.

Section 10.2 Preparation and Filing of Tax Returns.

(a) Except as may be required by Law, no amended Tax Return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to the Company or any of its Subsidiaries, for any Pre-Closing Period without the consent of the Seller, which may be withheld in the Seller’s sole discretion. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns. At least 20 days prior to the due date (including any extensions) of each such Tax Return, the Seller shall furnish a copy of such Tax Return to the Buyer. The Seller shall permit the Buyer to review and comment on such Tax Returns.

(b) With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to the Company or any of its Subsidiaries, the Buyer shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax items required to be included therein. To the extent permitted by applicable Law, the Buyer shall prepare such Tax Return in a manner consistent with practices followed in prior years with respect to similar Tax Returns and in compliance with the Laws of each respective jurisdiction. At least 20 days prior to the due date (including any extensions) of each such Tax Return (or such lesser period of time as is practicable for any such Tax Return due based on a less than annual Tax period), the Buyer shall furnish a copy of such Tax Return to the Seller. The

Buyer shall permit the Seller to review and comment on each such Tax Return and shall make such revisions to such Tax Return as reasonably requested by the Seller. The Buyer shall receive from the Seller an amount equal to the portion of such Taxes that relates to the portion of such Straddle Period ending at 11:59 p.m., Houston, Texas time, on the day immediately prior to the Closing Date (“Allocable Tax”) no later than three days before the due date of the Tax Return but only to the extent that such amount has not been given effect in the Final Adjustment Statement. The Buyer shall refund to the Seller an amount equal to any Allocable Tax not properly allocable to the Seller pursuant to the provisions of this Section 10.2(b), but only to the extent such amount has not been given effect in the Final Adjustment Statement. The Buyer shall timely file such Tax Returns with the appropriate Taxing Authority and pay, subject to receipt by the Buyer of the Allocable Tax, all Taxes due with respect to such Tax Returns.

(c) If a dispute arises between the Seller and the Buyer as to the amount of Taxes for a Straddle Period or any other issues with respect to a Tax Return covering the Straddle Period, the Parties shall attempt in good faith to resolve such dispute. Upon resolution of any disputed items, the Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Return. If the dispute is not resolved by the time for filing of such Tax Return, the Buyer shall timely file the Tax Return and, subject to receipt by the Buyer of the Allocable Tax believed to be owed by the Seller, pay the Taxes the Buyer believes to be due, and the Parties shall jointly request that the Neutral Auditor resolve any issue, which resolution shall be final, conclusive and binding on the Parties. The scope of the Neutral Auditor’s review shall be limited to the disputed items and the Parties, shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Neutral Auditor in resolving the dispute shall be borne 50% by the Buyer and 50% by the Seller. Any payment required to be made as a result of the resolution of the dispute by the Neutral Auditor shall be made within 10 days after such resolution, together with interest at the Interest Rate. The Buyer shall not extend the statute of limitations with respect to any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Period without the written consent of the Seller, such consent not to be unreasonably withheld, delayed or conditioned.

(d) The Buyer and the Seller agree to provide such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting Party with any records or information that may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.2(d) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties in accordance with Section 6.5(b).

Section 10.3 Procedures Relating to Indemnification of Tax Claims.

(a) If a claim shall be made by any Taxing Authority for which the Seller is or may be liable pursuant to this Agreement, the Buyer shall promptly notify the Seller in writing of receipt by the Buyer of notice of such claim (a “Tax Claim”).

(b) With respect to any Tax Claim relating to a Pre-Closing Period, the Seller, at the Seller’s expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and the Buyer shall execute or cause to be executed powers of attorney or other documents reasonably requested by the Seller to enable the Seller to take all actions desired by the Seller with respect to such Tax Claim. The Seller shall permit the Buyer to participate in (but not control), at the Buyer’s sole cost and expense, such proceeding through counsel chosen by the Buyer and shall keep the Buyer reasonably informed as to the status of such proceeding. The Seller may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim relating to a Pre-Closing Period, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by the Seller with respect to such Tax Claim. Notwithstanding the foregoing, the Seller and the Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and all costs and expenses related to such proceedings shall be borne 50% by the Buyer and 50% by the Seller. No Party shall settle a Tax Claim relating solely to Taxes of the Company or any of its Subsidiaries for a Straddle Period without the other Party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other Party). With respect to any Tax Claim not relating to a Pre-Closing Period or a Straddle Period, the Buyer, at the Buyer’s expense, shall control all proceedings taken in connection with such Tax Claim.

(c) The Buyer and its Affiliates (including after the Closing, the Company and its Subsidiaries), on the one hand, and the Seller, on the other hand, shall reasonably cooperate with each other in contesting any Tax Claim relating to a Pre-Closing Period or a Straddle Period, which cooperation shall include the retention and, at the contesting Party’s request and expense, the provision of records and information that are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 10.4 Tax Refunds and Credits. Any refund or credits of Taxes paid or payable that are attributable to the Company or any of its Subsidiaries for any Pre-Closing Period (or for any Straddle Period to the extent allocable (determined in a manner consistent with Section 10.2(b)) to the portion of such period beginning before and ending at 11:59 p.m., Houston, Texas time, on the day immediately prior to the Closing Date) shall be for the account of the Seller. Any refunds or credits of Taxes paid or payable that are attributable to the Company or any of its Subsidiaries for any other taxable period shall be for the account of the Buyer. The Buyer shall, if the Seller so requests and at the Seller’s expense, cause the Company and its Subsidiaries to file for and obtain any refunds or credits to which the Seller is entitled. The Buyer shall cause the Company and its Subsidiaries to forward to the Seller such refund within 10 Business Days after the refund is received (or reimburse the Seller for any such credit within 10 Business Days after the credit is actually used against another Tax liability); provided, however, that the Seller shall indemnify the Buyer for any amount paid to it pursuant to this Section 10.4 if any such refund or credit is subsequently disallowed.

Section 10.5 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer. The Seller shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. The Buyer shall pay the Seller the amount shown as due on such Tax Returns, as determined in accordance with this Agreement, and shall, to the extent required by Law, join in the execution of any such Tax Return. Prior to the Closing Date, the Buyer shall provide to the Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, with respect to each applicable Taxing Authority. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes).

Section 10.6 Purchase Price Allocation. The Initial Purchase Price shall be allocated among the assets of the Company in the manner set forth in Schedule 10.6 of the Seller Disclosure Letter. Any adjustments to the Initial Purchase Price shall be allocated as provided by U.S. Treasury Regulation Section 1.1060-1(c). The Buyer shall prepare and deliver Internal Revenue Service Form 8594 to the Seller on the Closing Date, to be filed with the Internal Revenue Service in accordance with the allocation set forth in this Section 10.6. Except as required pursuant to applicable Law or a determination (as defined in Section 1313 of the Code, or any similar provision of Law), neither of the Parties, directly or indirectly, through an Affiliate or otherwise, shall take a position on any Tax Return or in any judicial proceeding that is in any way inconsistent with the allocation set forth in this Section 10.6.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate Party at its address or facsimile number given below or at such other address or facsimile number for such Party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously give a copy of the notice to the addressee at the address provided for below by overnight delivery service; provided, however, that such copy shall in no way alter the time at which the facsimile notice is deemed received):

If to the Buyer:

Inergy Midstream, LLC

Two Brush Creek Blvd., Suite 200

Kansas City, MO 64112

Attention: William R. Moler

Facsimile: (816) 531-0746

with a copy (which shall not itself constitute notice) to:

Inergy Midstream, LLC

Two Brush Creek Blvd., Suite 200

Kansas City, MO 64112

Attention: Laura Ozenberger

Facsimile: (816) 531-4680

with a copy (which shall not itself constitute notice) to:

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attention: Craig L. Evans

Facsimile: (816) 412-1129

If to the Seller:

NGS Energy, LP

c/o Westport Energy Advisors LLC

53 Riverside Avenue

Westport, CT 06880

Attention: Laura L. Luce

Facsimile: (203) 557-0577

with a copy (which shall not itself constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: W. Lance Schuler

Facsimile: (713) 238-7193

or to such other address as any such Party shall designate by written notice to the other Party hereto.

Section 11.2 Expenses. The Seller and the Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation, execution and performance of this Agreement; provided, however, that the Buyer shall be responsible for payment of all Transfer Taxes, as provided under Section 10.5; provided, further, that the Parties shall each pay 50% of the total filing fees related to the filings to be made pursuant to the Hart-Scott Act.

Section 11.3 Non-Assignability. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by either Party without the express prior written consent of the other Party, in its sole discretion, and any attempted assignment, without such consent, shall be null and void. In no event shall any assignment or transfer hereunder serve to release or discharge the assigning Party from any of its obligations hereunder, unless expressly released, in writing, by the non-assigning Party.

Section 11.4 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the Parties. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 11.5 No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 11.6 Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

Section 11.7 Consent to Jurisdiction; Waiver of Jury Trial (a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court sitting in Houston, Texas, and the Parties irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 11.1. The Parties agree that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.7 shall affect the right of either Party to serve legal process in any other manner permitted by law. The consents to jurisdiction set forth in this Section 11.7 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 11.7 and shall not be deemed to confer rights on any Person other than the Parties.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

Section 11.8 Entire Agreement. This Agreement and the schedules, annexes and exhibits hereto, along with the Confidentiality Agreement, set forth the entire understanding of the Parties with respect to the subject matter hereof. All schedules, annexes and exhibits hereto are hereby incorporated by reference and made a part of this Agreement.

Section 11.9 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. An executed counterpart signature page to this Agreement delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

Section 11.11 Time. Time is of the essence in the performance of this Agreement in all respects.

Section 11.12 Disclosure. Any fact or item that is disclosed on any schedule to this Agreement so as to make its relevance to other representations made elsewhere in this Agreement or to the information called for by other schedules to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed on such other schedules notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any schedule shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. In addition, matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made.

Section 11.13 Guarantees. NGS hereby guarantees to the Buyer the full and prompt performance and payment when due of all obligations of the Seller under this Agreement, subject to all limitations applicable to the Seller. Centaurus hereby guarantees to the Buyer the full and prompt performance and payment when due of all obligations of NGS under this Section 11.13. Inergy, L.P. hereby guarantees to the Seller the full and prompt performance and payment when due of all obligations of the Buyer under this Agreement, subject to all limitations applicable to the Buyer.

Section 11.14 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

TP GAS HOLDING LLC

By:	/s/ Laura L. Luce
	Name:	Laura L. Luce
	Title:	President and CEO

INERGY MIDSTREAM, LLC

By:	/s/ John J. Sherman
	Name:	John J. Sherman
	Title:	President and CEO

The undersigned have executed this Agreement solely for the purposes of accepting their respective obligations as set forth in Section 11.13.

INERGY, L.P.

By: INERGY GP, L.L.C., its General Partner

By:	/s/ John J. Sherman
	Name:	John J. Sherman
	Title:	President and CEO

NGS ENERGY, LP

By:	WESTPORT ENERGY ADVISORS LLC,
its General Partner

By:	/s/ Laura L. Luce
	Name:	Laura L. Luce
	Title:	Manager

CENTAURUS ENERGY MASTER FUND L.P.

By:	CENTAURUS ENERGY, LP, General Partner
By:	CENTAURUS ENERGY PARTNERS, LP,
General Partner
By:	CENTAURUS ADVISORS, LLC, General Partner

By:	/s/ John D. Arnold
	Name:	John D. Arnold
	Title:	Manager

By:	CENTAURUS ENERGY QP, LP, General Partner
By:	CENTAURUS ENERGY PARTNERS, LP,
General Partner
By:	CENTAURUS ADVISORS, LLC, General Partner

By:	/s/ John D. Arnold
	Name:	John D. Arnold
	Title:	Manager